 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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WEST BANCORPORATION, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WEST BANCORPORATION, INC.

NOTICE OF ANNUAL STOCKHOLDERS’ MEETING TO BE HELD APRIL 23, 2020

Dear Fellow Stockholders:

The West Bancorporation, Inc. (the “Company”) Annual Meeting of Stockholders will be held in the David L. Miller Conference Center at the Company’s headquarters located at 1601 22nd Street, West Des Moines, Iowa, on Thursday, April 23, 2020, at 4:00 p.m. Central time. We will review the progress of the Company and answer questions during the meeting. If a quorum of stockholders is represented at the meeting, in person or by proxy, the following matters will be presented for votes:

Item 1.	The election of 12 directors to serve on the Board of Directors until the next annual meeting of stockholders and until their successors are elected and have been qualified;

Item 2.	The approval, on a nonbinding basis, of the 2019 compensation of the named executive officers disclosed in the proxy statement;

Item 3.	The ratification of the appointment of RSM US LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2020; and

Item 4.	All other matters that may properly come before the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on February 14, 2020, as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. A list of stockholders entitled to notice will be available for inspection, upon written request, at the Company’s headquarters located at 1601 22nd Street, West Des Moines, Iowa, beginning two business days after this notice is first mailed.

Whether or not you expect to attend the Annual Meeting, in order to make sure your vote is received, please complete and return the enclosed proxy card or vote your proxy via the internet or telephone as instructed on the proxy card.  A prompt response is appreciated.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to be held on April 23, 2020:

Copies of the documents included in this mailing, including the proxy statement, Form 10-K and summary annual report, are also available at www.snl.com/irw/docs/1021570.

We hope you will personally attend the Annual Meeting, and we look forward to seeing you there.  Thank you for your interest in our Company.

For the Board of Directors,

 /s/ James W. Noyce

James W. Noyce
Chairman
West Bancorporation, Inc.

February 27, 2020

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PROXY STATEMENT

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Proxy Statement Table of Contents

WEST BANCORPORATION, INC.

1601 22nd Street
West Des Moines, Iowa  50266

PROXY STATEMENT
2020 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on April 23, 2020

This proxy statement and the accompanying proxy card are being furnished in connection with the solicitation by the Board of Directors (the “Board”) of West Bancorporation, Inc. (the “Company”) of proxies to be used at the 2020 Annual Meeting of Stockholders (the “Annual Meeting”). The meeting will be held in the David L. Miller Conference Center at the Company’s headquarters located at 1601 22nd Street, West Des Moines, Iowa, on April 23, 2020, at 4:00 p.m. Central time, and at any and all adjournments thereof. Copies of the Company’s 2019 summary annual report to stockholders and Form 10-K containing the annual report to stockholders, including our consolidated financial statements for the fiscal year ended December 31, 2019, accompany this proxy statement. This proxy statement, form of proxy, and other accompanying materials are first being mailed to stockholders on or about February 27, 2020.

QUESTIONS AND ANSWERS

What is a proxy?

A proxy is a document, also referred to as a “proxy card,” on which you authorize someone else to vote for you in the way that you want to vote. The proxy holders will vote your shares as you have instructed, thereby ensuring your shares will be voted whether or not you attend the Annual Meeting. You may also choose to abstain from voting.

What is a proxy statement?

A proxy statement is a document required by the Securities and Exchange Commission (the “SEC”) that, among other things, explains the items on which you are asked to vote on the proxy card.

Why am I receiving this proxy statement and proxy card?

You are receiving a proxy statement and proxy card from us because you were a stockholder of record of the Company at the close of business on February 14, 2020 (the “Record Date”). As a stockholder of record on the Record Date, you are entitled to vote at the Annual Meeting. This proxy statement describes the matters that will be presented for consideration by the stockholders at the Annual Meeting. It also gives you information concerning those matters to assist you in making an informed decision on each matter.

When you sign the enclosed proxy card or otherwise vote pursuant to the instructions set forth in the proxy card, you appoint the proxy holders designated on the proxy card as your representatives at the meeting. The proxy holders will vote your shares as you have instructed, thereby ensuring your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we ask that you instruct the proxies how to vote your shares in advance of the meeting just in case your plans change.

What if I receive more than one proxy card?

You will receive more than one proxy card if you have multiple holdings reflected in our stock transfer records or in accounts with brokers. Please sign and return ALL proxy cards or otherwise vote pursuant to the instructions set forth in the proxy card to ensure that all of your shares are voted.

Proxy Statement Table of Contents

What matters will be voted on at the meeting?

You are being asked to vote on the following matters proposed by our Board:

(1)	the election of 12 directors to serve on the Board until the next annual meeting of stockholders and until their successors are duly elected and have qualified;

(2)	the approval, on a nonbinding basis, of the 2019 compensation of the named executive officers, commonly known as a “say-on-pay” proposal; and

(3)	the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the 2020 fiscal year.

These matters are more fully described in this proxy statement. We are not aware of any other matters that will be voted on at the Annual Meeting. However, if any other business properly comes before the meeting, the persons named as proxies for stockholders will vote on such matters in a manner they consider appropriate.

How do I vote?

After reviewing this document, please submit your proxy using any of the voting methods indicated on the proxy card. By submitting your proxy, you authorize the individuals named in it to represent you and vote your shares at the Annual Meeting in accordance with your instructions. Your vote is important. Whether or not you plan to attend the Annual Meeting, please submit your proxy card promptly in the enclosed envelope, or through the internet or via telephone by following the instructions on the proxy card.

If you sign and return your proxy card but do not mark the card to provide voting instructions, the shares represented by your proxy card will be voted “FOR” all 12 nominees named in this proxy statement, “FOR” the say-on-pay proposal and “FOR” the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the 2020 fiscal year.

If you are a beneficial owner and a broker or other fiduciary is the record holder of your shares (which is usually referred to as “street name” ownership), then you received this proxy statement from the record holder of the shares that you beneficially own. The record holder should have given you instructions for directing how the record holder should vote your shares. It will then be the record holder’s responsibility to vote your shares in the manner you direct.

If you want to vote in person, please come to the Annual Meeting. We will distribute ballots to anyone who wants to vote at the meeting. Please note, however, that if your shares are held in the name of a broker or other fiduciary (i.e., in street name), you will need to arrange to obtain a legal proxy from the record holder in order to vote in person at the meeting. Even if you plan to attend the Annual Meeting, we ask that you complete and return your proxy card or vote via the internet or by telephone in advance of the Annual Meeting in case your plans change.

If I hold shares in the name of a broker, who votes my shares?

If your broker holds your shares in its name and you have not provided voting instructions for your shares, your broker may choose to either leave your shares unvoted or vote your shares on certain “routine” matters on which the broker is deemed to have discretionary voting authority. The ratification of the appointment of a company’s independent registered public accounting firm is considered a routine matter, while the election of directors and the approval of say-on-pay proposals are both considered nonroutine matters. Thus, if you do not provide instructions to your broker as to how it should vote the shares beneficially owned by you, your broker will be able to vote on the ratification of the appointment of RSM US LLP as our independent registered public accounting firm but will not be permitted to vote on the election of directors or the approval of the say-on-pay proposal. If your broker does not receive instructions from you on how to vote on a particular matter on which your broker does not have discretionary authority to vote, your broker will return the proxy to us indicating the broker does not have authority to vote on these matters. This is referred to as a “broker non-vote” with respect to the nonroutine matters and will affect the outcome of the voting as described below under “What options do I have in voting on each of the proposals?” Therefore, we encourage you to provide directions to your broker as to how you want your shares voted on all matters brought before the Annual Meeting.

Proxy Statement Table of Contents

If I hold shares in the West Bancorporation 401(k) retirement plan, who votes my shares?

If you are a holder of stock in the Company’s 401(k) retirement plan (the “Plan”), you can direct the trustee of the Plan (the “Trustee”) how to vote the number of shares you hold in the Plan for each proposal included in this proxy statement. If you do not provide timely voting directions to the Trustee, then the Trustee shall vote the shares held for your benefit in the same proportion as those shares of stock held in the Plan for which the Trustee has received proper directions for voting.

What if I change my mind after I return my proxy?

If you hold your shares in your own name, you may revoke your proxy and change your vote at any time before the polls close for the meeting. You may do this by:

•	signing another proxy card with a later date and returning that proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717;

•	timely submitting another proxy via the internet;

•	timely submitting another proxy via telephone;

•	sending notice to us at the address below that you are revoking your proxy; or

•	voting in person at the meeting.

All written notices of revocation and other written communications with respect to revocation of proxies should be sent to West Bancorporation, Inc., 1601 22nd Street, West Des Moines, Iowa 50266, Attention: Corporate Secretary. If you hold your shares in the name of your broker and desire to revoke your proxy, you will need to contact your broker.

How many votes do we need to hold the Annual Meeting?

The holders of a majority of the outstanding shares of the Company entitled to vote as of the Record Date must be present in person or by proxy at the meeting in order to hold the meeting and conduct business. Shares are counted as present at the meeting if the stockholder either:

•	has properly submitted a signed proxy card or other form of proxy (through the internet or telephone); or

•	is present and votes in person at the meeting.

Shares of common stock held by stockholders abstaining from voting but otherwise present at the meeting in person or by proxy, votes withheld, and broker non-votes are included in determining whether a quorum is present. On the Record Date, there were 16,379,752 shares of common stock issued and outstanding, all of which were entitled to vote. Therefore, at least 8,189,877 shares need to be present, in person or by proxy, at the Annual Meeting to conduct business.

What happens if a nominee is unable to stand for re-election?

The Board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted for a substitute nominee at the discretion of the proxy holders. Proxies cannot be voted for more than 12 nominees. We have no reason to believe any nominee will be unable to stand for election.

What options do I have in voting on each of the proposals?

The directors are elected by a plurality of the votes cast by the shares entitled to vote, and the 12 nominees receiving the greatest number of votes cast “FOR” their election will be elected as directors of the Company. Votes withheld from any nominee will have no effect on the election of directors due to the fact that such elections are by a plurality of the votes cast if the number of nominees is not greater than the number of directors to be elected.

The number of votes cast “for” the proposal must exceed the number of votes cast “against” such proposal to approve the say-on-pay proposal and the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020. The vote on our executive compensation is advisory and is not binding on the directors of the Company. However, the Compensation Committee of the Board will consider stockholder votes in establishing our compensation plans for subsequent years.

Broker non-votes and abstentions will not be counted as votes cast, but will count for purposes of determining whether a quorum is present. So long as a quorum is present, broker non-votes and abstentions will have no effect on the outcome of the matters to be presented for a vote at the Annual Meeting.

Proxy Statement Table of Contents

Where do I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. The voting results will also be disclosed in a Current Report on Form 8-K that we will file with the SEC within four business days after the meeting.

Who bears the cost of soliciting proxies?

The Company will bear the cost of soliciting proxies. In addition to solicitations by mail, our officers, directors or employees, without extra compensation, may solicit proxies in person, via email or by telephone. We may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

YOUR VOTE IS IMPORTANT. PLEASE RETURN YOUR MARKED AND SIGNED PROXY CARD, OR VOTE BY INTERNET OR TELEPHONE, PROMPTLY SO YOUR SHARES CAN BE REPRESENTED, EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON.

Proposal 1. Election of Directors.

The Company’s Bylaws provide that the number of directors of the Company shall not be less than 5 nor greater than 15. The Board currently consists of 13 members.  The Board has considered and nominated all except one of the current directors for election at the Annual Meeting. On June 24, 2019, Robert G. Pulver informed the Chairman of the Nominating and Corporate Governance Committee of the Company of his intention to retire from the Board effective on the date of the Annual Meeting, and therefore not stand for re-election to the Board at the Annual Meeting. As a result, Mr. Pulver’s directorship will end at the Annual Meeting, and we thank him for his service. Proxies cannot be voted for more than 12 persons.

The term for directors is until the next annual meeting of stockholders and until their successors are duly elected and have qualified or until their earlier resignation, removal from office, death or incapacitation.

If any nominee or nominees shall become unavailable for election, it is intended that the size of the Board will be reduced accordingly, provided that the number of nominees shall not be less than five.  Any stockholder has the option to withhold authority to vote for any or all nominees.  Votes withheld from any nominee will have no effect on the election of directors due to the fact that such elections are by a plurality of the votes cast if the number of nominees is not greater than the number of directors to be elected.

The Board recommends a vote “FOR” each of the nominees listed in the table below. Properly executed proxies on the accompanying proxy card will be voted “FOR” the election of the listed individuals, unless contrary instructions are given.

Proxy Statement Table of Contents

Information concerning the nominees, including their ages, year first elected as a director of West Bancorporation, Inc., and principal occupation is set forth in the table and narrative description of each director’s experience below.  Unless otherwise noted, the nominees have been employed in their principal occupation with the same organization for at least the last five years. All the nominees are currently serving as directors of the Company, and as directors of the Company’s wholly-owned subsidiary, West Bank.

Name (Age)	Has Served as Director Since	Principal Occupation and/or Position with Company and West Bank and Location
Patrick J. Donovan (Age 66)	2019	Retired and Director of the Company and West Bank St. Paul, Minnesota
Steven K. Gaer (Age 59)	2011	Chief Operating Officer and General Counsel, R&R Realty Group, Mayor of West Des Moines, and Director of the Company and West Bank West Des Moines, Iowa
Michael J. Gerdin (Age 50)	2013	Chairman and Chief Executive Officer, Heartland Express, Inc., and Director of the Company and West Bank North Liberty, Iowa
Sean P. McMurray (Age 52)	2013	Chief Technology Officer, Businessolver, Inc., and Director of the Company and West Bank Clive, Iowa
David R. Milligan (Age 72)	2009	Retired and Director of the Company and West Bank West Des Moines, Iowa
George D. Milligan (Age 63)	2005	President, The Graham Group, Inc., and Director of the Company and West Bank Des Moines, Iowa
David D. Nelson (Age 59)	2010	Chief Executive Officer, President and Director of the Company, Chairman, Chief Executive Officer and Director of West Bank West Des Moines, Iowa
James W. Noyce (Age 64)	2009	Chairman and Director of the Company and Director of West Bank West Des Moines, Iowa
Lou Ann Sandburg (Age 71)	2011	Retired and Director of the Company and West Bank Clive, Iowa
Steven T. Schuler (Age 68)	2018	Retired and Director of the Company and West Bank Urbandale, Iowa
Therese M. Vaughan (Age 63)	2019	Executive in Residence, Drake University, and Director of the Company and West Bank Des Moines, Iowa
Philip Jason Worth (Age 48)	2013	General Manager, Gilcrest/Jewett Lumber Company, and Director of the Company and West Bank West Des Moines, Iowa
The particular experiences, qualifications, attributes and skills that led the Board to conclude that each nominee should serve as a director are as follows:

Patrick J. Donovan was elected as a director of West Bank in 2019. Mr. Donovan was the President, Chief Executive Officer and board member of Bremer Financial Corporation, a $13 billion regional financial services company with locations throughout Minnesota, North Dakota and Wisconsin. He started with Bremer in 2003 as Chief Operating Officer and became Chief Executive Officer and board member in 2009. He retired from Bremer on December 31, 2016. In addition to his work experience, Mr. Donovan is a former member of the Federal Advisory Council for the Board of Governors of the Federal Reserve System. We consider Mr. Donovan to be a qualified candidate for service on the board and on the committees he is a member of because of his extensive background in the banking industry spanning nearly four decades and his familiarity with the Minnesota business community.

Steven K. Gaer has served as a director of West Bank since 2011. Mr. Gaer is Chief Operating Officer and General Counsel for R&R Realty Group, Iowa’s largest commercial real estate development, management and investment company. He is also currently serving as the Mayor of the City of West Des Moines, Iowa, a position he has held since April 2007. Mr. Gaer is also serving on the board of the Metropolitan Planning Organization and the County Assessor Boards for Polk, Dallas, Madison and Warren counties. We consider Mr. Gaer to be a qualified candidate for service on the board and on the committee he is a member of because of his extensive knowledge of commercial real estate structuring, development, financing and underwriting.

Proxy Statement Table of Contents

Michael J. Gerdin has served as a director of West Bank since 2013. Mr. Gerdin is the Chairman, Chief Executive Officer and director of Heartland Express, Inc., which is a publicly traded company that is a short-to-medium haul truckload carrier with corporate headquarters in North Liberty, Iowa. We consider Mr. Gerdin to be a qualified candidate for service on the board and on the committee he is a member of because of his extensive experience as the head of a public company and his familiarity with the eastern Iowa business community.

Sean P. McMurray has served as a director of West Bank since 2013. Mr. McMurray has served as the Chief Technology Officer of Businessolver, Inc., a human resources benefits administration technology company that he helped found in 1998, since May 2017. Mr. McMurray served as Chief Executive Officer of AgSolver, Inc., a technology company, from 2013 until October 2017. Mr. McMurray founded DataVision Resources and served as its Chief Executive Officer for 15 years until DataVision Resources was acquired by Equifax, Inc. in 2011. Mr. McMurray served as a Senior Vice President at Equifax, Inc. until May 2013. Mr. McMurray served as the Chairman of SmartyPig, LLC until its sale in November 2015. Previously, he was the Chief Technology Officer of SmartyPig, LLC and was principally responsible for managing the integration with SmartyPig, LLC partner banks. This included satisfying all regulatory and compliance issues, monitoring risk and security during and after integration, and designing accounting and tax solutions for the financial aspects of SmartyPig, LLC. He helped to build and design the business platforms for Businessolver, Inc. and AgSolver, Inc. We consider Mr. McMurray to be a qualified candidate for service on the board and on the committees he is a member of because of his extensive knowledge and experience as an information technology expert in a wide array of service industries.

David R. Milligan has served as a director of West Bank since 2000.  Mr. Milligan served as Chairman of the Company from April 2010 through April 2018.  Mr. Milligan first joined West Bank in 1980 and served in various positions until his retirement in 2010, including General Counsel, Executive Vice President of the Company and West Bank, Chairman and CEO of West Bank, and interim CEO of the Company. We consider Mr. Milligan to be a qualified candidate for service on the board and the committee he serves on because of his extensive knowledge of the Company and bank regulatory matters, loan portfolio management and corporate governance.

George D. Milligan has served as a director of West Bank since 1994.  Mr. Milligan is President of The Graham Group, Inc., a Des Moines, Iowa-based real estate development and investment company.  He is also a board member and member of the audit committee, nominating and governance committee and investment committee of the public company United Fire Group, Inc. of Cedar Rapids, Iowa, a property and casualty insurance company. We consider Mr. Milligan to be a qualified candidate for service on the board and the committee he is a member of because of his extensive knowledge of commercial real estate financing and underwriting.

David D. Nelson has served as a director of West Bank since 2010. Mr. Nelson joined the Company on April 1, 2010, as Chief Executive Officer and President and as Chairman and Chief Executive Officer of West Bank. Mr. Nelson has more than 35 years of experience in commercial banking. Prior to joining the Company, he was the President of Southeast Minnesota Business Banking and President of Wells Fargo Bank Rochester in Rochester, Minnesota. We consider Mr. Nelson to be a qualified candidate for service on the board because of his experience as the Chief Executive Officer and President of the Company, his extensive experience in banking and his strong backgrounds in customer relationship building, credit and leadership development.

James W. Noyce has served as a director of West Bank since 2009. Mr. Noyce has served as Chairman of the Company since April 2018 and was previously Vice Chairman from April 2017 to April 2018. Mr. Noyce served as the interim Chief Executive Officer of the YMCA of Greater Des Moines from January 2016 until June 2016. Mr. Noyce has over 40 years of experience in the financial services industry, and previously served as the Chief Executive Officer of FBL Financial Group, Inc., a publicly traded financial services company, and Farm Bureau Financial Services Companies from January 2007 through his retirement in April 2009, and Chief Financial Officer of these entities from January 1996 through December 2006. Prior to that, Mr. Noyce held various positions with FBL Financial Group, Inc. and Farm Bureau Financial Services Companies, including Controller and Vice President. He served on the Advisory Committee to Farm Bureau Bank for approximately seven years until May 2009. Mr. Noyce is also a board member and vice chairman and a member of the audit committee, compensation committee and nominating and governance committee of the public company United Fire Group, Inc. of Cedar Rapids, Iowa, a property and casualty insurance company. He is an audit committee financial expert and served as Chair of the Audit Committee from April 2010 until April 2018. Mr. Noyce is a Certified Public Accountant (inactive), a Fellow of the Casualty Actuarial Society and an Associate of the Society of Actuaries. We consider Mr. Noyce to be a qualified candidate for service on the board and the committee he is a member of because of his knowledge and experience with public companies, his extensive financial services industry experience and his education and training as an accountant.

Proxy Statement Table of Contents

Lou Ann Sandburg has served as a director of West Bank since 2011. Mrs. Sandburg served as Vice President of Investments at FBL Financial Group, Inc., a publicly traded financial services company, from 1998 until her retirement in 2008. From 1980 through 1998, Mrs. Sandburg managed various fixed-income portfolios at FBL Financial Group, Inc. Mrs. Sandburg is a chartered financial analyst. We consider Mrs. Sandburg to be a qualified candidate for service on the board and the committee she is a member of because of her extensive experience at a public company and management of investment portfolios.

Steven T. Schuler has served as a director of West Bank since 2018. Mr. Schuler served as an executive officer of the Federal Home Loan Bank of Des Moines (the “FHLB”) from September 2006 through his retirement in January 2017.  Mr. Schuler served as Executive Vice President and Chief Financial Officer of the FHLB from September 2006 until June 2015; as Executive Vice President, Chief Financial Officer and Chief Operations Officer from June 2015 until June 2016; and Executive Vice President and Chief Operations Officer from June 2016 through his retirement in January 2017.  Mr. Schuler had management responsibility for accounting and financial reporting, planning and budgeting, treasury and capital markets, information technology, facilities administration, and business process management.  Mr. Schuler was an independent contractor from January 2017 to December 2017. Prior to joining the FHLB, Mr. Schuler served in various accounting and financial management positions in the commercial banking and wireless technology industries.  From 2001 to 2006, Mr. Schuler served as Chief Financial Officer, Treasurer and Secretary for Iowa Wireless Services, LLC.  Mr. Schuler also previously served in various capacities, including Senior Vice President, Chief Financial Officer, Secretary and Treasurer with Brenton Banks, Inc., a publicly traded regional commercial banking company that was sold to Wells Fargo in 2000.  Throughout his career, Mr. Schuler has served on the boards of various nonprofit, public service, and industry association organizations. Mr. Schuler is an audit committee financial expert and serves as Chair of the Audit Committee. Mr. Schuler is a Certified Public Accountant (inactive). We consider Mr. Schuler to be a qualified candidate for service on the board and the committees he is a member of because of his extensive experience with public companies, his knowledge of the financial services industry and his education and training as an accountant.

Therese M. Vaughan has served as a director of West Bank since 2019. Dr. Vaughan is currently an Executive in Residence at Drake University. Dr. Vaughan was the Robb B. Kelley Visiting Distinguished Professor of Insurance and Actuarial Science at Drake University from August 2017 to August 2019. From June 2014 to June 2017, Dr. Vaughan served as the Interim Dean and then the Dean of Drake’s College of Business and Public Administration. Dr. Vaughan is a leading expert in insurance regulation, having served as Chief Executive Officer of the National Association of Insurance Commissioners from February 2009 to November 2012 and as Commissioner of the Iowa Insurance Division, directing all insurance business transacted in the State of Iowa, from August 1994 to December 2004. Dr. Vaughan is an Associate of the Society of Actuaries, a Chartered Property Casualty Underwriter, an Associate of the Casualty Actuarial Society, and a Member of the American Academy of Actuaries. Dr. Vaughan has served on the boards of directors of Verisk Analytics, Inc., a data analytics provider and public company, since February 2013, and of Wellmark Blue Cross and Blue Shield since May 2013. Dr. Vaughan serves on the compensation and nominating and governance committees for Verisk Analytics, Inc. and on the audit committee of Wellmark Blue Cross and Blue Shield. She also serves on the board of directors of American International Group, Inc., a public company that is a global organization, and currently serves on the compensation committee. Dr. Vaughan has previously served on the boards of directors of Validus Holdings, Ltd., an insurance company and public company, Principal Financial Group, Inc., an investment management company and public company, and of Endurance Specialty Holdings Ltd., a holding company for insurance companies and public company. We consider Dr. Vaughan to be a qualified candidate for service on the board and the committees she is a member of because of her extensive experience with public companies and her leadership in the financial services industry.

Philip Jason Worth has served as a director of West Bank since 2011. Mr. Worth has worked in the family business, Gilcrest/Jewett Lumber Company, since 1999 and has served in his current role as the General Manager since April 2017. He previously served as Sales Manager. Gilcrest/Jewett Lumber Company was founded in 1856, and Mr. Worth represents the sixth generation of ownership. The company supplies building materials to general contractors and homeowners in central and eastern Iowa and employs over 300 people at four retail locations. The company focuses on building strong, lasting relationships, extending and managing its own credit, and staying active in the communities it serves. We consider Mr. Worth to be a qualified candidate for service on the board because of his extensive knowledge of the real estate construction industry in the Company’s Iowa markets.

As noted above, with the exception of Mr. Gerdin, who is a director of Heartland Express, Inc., Mr. G. Milligan, who is a director of United Fire Group, Inc., Mr. Noyce, who is a director of United Fire Group, Inc., and Dr. Vaughan, who is a director of Verisk Analytics, Inc. and American International Group, Inc., and was a director of Validus Holdings, Ltd. until July 2018, none of the other above nominees hold a directorship in any other company with a class of securities registered pursuant to Section 12 or subject to Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or registered as an investment company under the Investment Company Act of 1940.  Those are the only directorships that require disclosure that have been held by the nominees in the past five years.

Proxy Statement Table of Contents

None of the nominees for director or executive officers of the Company have any family relationship with any other nominees or with any executive officers of the Company. There are no arrangements or understandings between any of the nominees and any other person pursuant to which he or she was selected as a nominee.

The chart below summarizes the key qualifications and skills each of our director nominees possess that were most relevant to the decision to nominate him or her to serve on the Board. The lack of a mark does not mean the director does not possess that qualification or skill; rather a mark indicates a specific area of focus or expertise on which the Board relies most heavily. Each director’s biography included previously in this proxy statement describes these qualifications and relevant experience in more detail.

	Donovan	Gaer	Gerdin	McMurray	D. Milligan	G. Milligan	Nelson	Noyce	Sandburg	Schuler	Vaughan	Worth
Business expertise	◆	◆	◆	◆	◆	◆	◆	◆	◆	◆	◆	◆
Banking/financial services experience	◆			◆	◆		◆	◆	◆	◆	◆
Financial expertise								◆		◆
Community presence		◆	◆			◆	◆					◆
Risk management	◆							◆		◆	◆
Information technology				◆
Public company CEO or experience			◆		◆		◆	◆		◆
Construction/commercial real estate expertise		◆				◆						◆
Government/public policy		◆									◆
Investments									◆
Regulatory											◆
Academia											◆

GOVERNANCE AND BOARD OF DIRECTORS

General

Generally, the Board oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the Board does not involve itself in the day-to-day operations of the Company, which are monitored by our executive officers and management. Our directors fulfill their duties and responsibilities by attending regular meetings of the full Board, which are scheduled for five times per year; special meetings which are held from time to time; and through committee membership, which is discussed below. Our directors also discuss business and other matters with our key executives and our principal external advisors, such as our legal counsel, auditors and other consultants.

The Board currently has 13 directors, and will have 12 directors after the Annual Meeting if all nominees set forth in this proxy statement are elected. The Board has determined that the following 12 current directors are “independent” as defined by the Nasdaq Listing Rule 5605(a)(2) and Item 407 of Regulation S-K: Donovan, Gaer, Gerdin, McMurray, D. Milligan, G. Milligan, Noyce, Pulver, Sandburg, Schuler, Vaughan and Worth. The Board has further determined that the independent directors do not have other relationships with the Company that prevent them from making objective, independent decisions. David D. Nelson, the 13th director, is an executive officer of the Company and is not considered “independent.”

The Board held five regularly scheduled meetings, one special meeting and one organizational meeting in 2019. In addition, the Company’s Board and West Bank’s Board held two combined meetings for the purpose of strategic planning. All directors attended at least 75 percent of the full Board meetings and the meetings of any committees on which the director serves. Board members are encouraged to attend the annual meeting of stockholders, and all Board members who were directors at such time attended the 2019 annual meeting of stockholders.

Corporate Governance at a Glance

Board independence	12 of our 13 directors are independent.
Board performance	The Board and committees annually assess their performance through self-evaluation.
Board committees	Only independent directors serve on committees of the Company board.
Leadership structure	The positions of Chairman and Chief Executive Officer are separately held.
Risk oversight	The Board is responsible for monitoring key risks and oversees management.
Open communication	We encourage open communication among our stockholders, directors and management.
Stock ownership	Directors and the named executive officers are required to hold Company stock.
Accountability to stockholders	We elect all directors annually.
Succession planning	The Board actively plans for our director and management succession.

The Board has established the following standing committees:

Audit Committee
Compensation Committee
Nominating and Corporate Governance Committee
Risk Management and Information Technology Committee

The Board has adopted written charters for each standing committee. The charters may be seen on the Investor Relations, Corporate Information, Corporate Governance section of the Company’s website (www.westbankstrong.com). The primary responsibilities of the committees are described on the following pages.

Committees of the Board of Directors

The table below shows the current membership for each of the standing Board committees:

Risk
			Nominating	Management
			and Corporate	and Information
	Audit	Compensation	Governance	Technology
Directors	Committee	Committee	Committee	Committee
Patrick J. Donovan			◆	◆
Steven K. Gaer		Chair
Michael J. Gerdin		◆
Sean P. McMurray		◆		Chair
David R. Milligan	◆
George D. Milligan			Chair
James W. Noyce	◆
Robert G. Pulver			◆
Lou Ann Sandburg				◆
Steven T. Schuler	Chair			◆
Therese M. Vaughan	◆		◆
Philip Jason Worth
Meetings held during 2019	4	5	4	4

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Audit Committee.  The current members of the Audit Committee are Steven T. Schuler, Chair, David R. Milligan, James W. Noyce and Therese M. Vaughan. As required by the charter of the Audit Committee, the members of the Audit Committee are appointed by the Board. Each of the Audit Committee members is considered “independent” according to Nasdaq listing requirements and Rule 10A-3 of the Exchange Act, as required for audit committee membership. Mr. Schuler and Mr. Noyce are “audit committee financial experts,” as defined in the Sarbanes-Oxley Act of 2002 and related regulations based on their level of education and work experience, as described previously in this proxy statement.  The Audit Committee selects the independent and internal auditors; reviews with the independent and internal auditors the plan, scope and results of the auditors’ services; approves their fees; and reviews the Company’s financial reporting and internal control functions and risk assessment.  The Audit Committee has authority to retain special legal, accounting or other consultants as it deems appropriate or necessary. The Audit Committee also performs the other duties set forth in its charter.  The Audit Committee reviews its charter at least annually and recommends changes to the Board when it deems any changes are necessary.  The Audit Committee met four times during 2019 and also met with the Company’s management and internal and independent auditors four times in separate executive sessions. The Audit Committee is also prepared to meet privately at any other time at the request of the independent registered public accountants, internal auditors or members of management to review any special situation arising on any of the above subjects.  Mr. Noyce is a member of the Audit Committee who also serves on the audit committee of another public company (United Fire Group, Inc.). The functions of the Audit Committee are detailed at length in its charter, which may be viewed on the Company’s website (www.westbankstrong.com) under Investor Relations, Corporate Information, Corporate Governance.

Compensation Committee.  The current members of the Compensation Committee are Steven K. Gaer, Chair, Michael J. Gerdin and Sean P. McMurray, all of whom are considered “independent” as defined by Nasdaq listing requirements and “non-employee” directors under Section 16 of the Exchange Act and the rules promulgated thereunder. As required by the Compensation Committee’s charter, the members of the Compensation Committee are elected annually by the independent directors of the Board. The Compensation Committee annually reviews the Company’s compensation and benefit programs, including compensation for the named executive officers. The Compensation Committee determines the compensation plans for the named executive officers. The Compensation Committee makes compensation recommendations to the Board concerning the amount and the form of director compensation. The independent directors of the Board ultimately determine director compensation. The Compensation Committee has authority to retain consultants and advisors, which it does periodically. The Compensation Committee has retained McLagan Partners, Inc. (“McLagan”), a highly specialized, industry-focused team within Aon’s Talent, Rewards, and Performance business, to provide the Compensation Committee with independent, objective analysis and professional opinions on executive compensation matters. McLagan has been determined by the Compensation Committee to be independent, reports directly to the Chair of the Compensation Committee, and performs no other work for the Company.

The Compensation Committee may delegate any of its authorities to a sub-committee but has not done so to date. The Compensation Committee considers input from the executive officers concerning executive and other compensation but is not required to do so. The Compensation Committee met five times during 2019. The functions of the Compensation Committee are detailed at length in its charter, which may be viewed on the Company’s website (www.westbankstrong.com) under Investor Relations, Corporate Information, Corporate Governance. Additional details about the Compensation Committee’s processes and procedures are discussed under “Executive Compensation” below.

Nominating and Corporate Governance Committee.  The current members of the Nominating and Corporate Governance Committee are George D. Milligan, Chair, Patrick J. Donovan, Robert G. Pulver and Therese M. Vaughan, all of whom are considered “independent” as defined by Nasdaq listing requirements. Mr. Pulver will no longer serve on the Nominating and Corporate Governance Committee following the Annual Meeting. As required by the Nominating and Corporate Governance Committee’s charter, the members of the Nominating and Corporate Governance Committee are elected annually by the independent directors of the Board.  The Nominating and Corporate Governance Committee makes recommendations to the Board regarding the composition and structure of the Board and nominations for election of directors, including the director nominees proposed in this proxy statement.  It develops policies and processes regarding principles of corporate governance in order to ensure the Board’s compliance with its fiduciary duties to the Company and its stockholders.  The Nominating and Corporate Governance Committee will consider for nomination at the 2021 annual meeting of stockholders, as part of its nomination process, any director candidate recommended by a stockholder who follows the procedures described in the “General Matters—2021 Stockholder Proposals” section of this proxy statement.

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The Nominating and Corporate Governance Committee follows the process described below when identifying and evaluating nominees to the Board:

Procedures for identifying candidates:

a)	Review current directors of the Company;

b)	Review current directors of West Bank;

c)	Solicit input from existing directors and executive officers; and

d)	Review submissions from stockholders, if any.

The following criteria will be considered when evaluating nominee candidates, including candidates recommended by stockholders:

a)	Composition

The Board should be composed of:

1.	Directors chosen with a view of bringing to the Board a variety of experiences and backgrounds;

2.	Directors who have a high level of managerial experience or are accustomed to dealing with complex challenges; and

3.
Directors who will represent the best interests of the stockholders as a whole rather than special interest groups or constituencies, while also taking into consideration the assessment of the overall composition and needs of the Board.

The Nominating and Corporate Governance Committee also evaluates potential nominees to determine if they have any conflicts of interest that may interfere with their ability to serve as effective board members, to determine if they meet the Company’s age eligibility requirements (a person who has attained or will attain age 73 before the date of the annual meeting is not eligible for election to the Board), and to determine whether they are “independent” in accordance with SEC rules and Nasdaq listing requirements. A majority of the Board’s directors are required to be independent under the criteria for independence created by the SEC and Nasdaq. Although it does not have a formal diversity policy, the Nominating and Corporate Governance Committee has historically considered diversity in its director nomination process.

b)	Selection Criteria

In considering possible candidates for nomination as a director, the Nominating and Corporate Governance Committee considers the following general guidelines and criteria:

1.
Each director should be of the highest character and integrity, have experience at or demonstrated understanding of strategy/policy setting, and have a reputation for working constructively with others;

2.	Each director should have sufficient time available to devote to the affairs of the Company in order to effectively carry out the responsibilities of a director;

3.
Each director should be free of any conflict of interest that would interfere with the proper performance of his or her responsibilities as a director, including his or her responsibilities as a member of any committee of the Board; and

4.
The Chief Executive Officer is expected to be a director.  Other members of senior management may be nominated to be directors, but Board membership is not necessary or a prerequisite for other senior executive positions.

The Nominating and Corporate Governance Committee evaluates all candidates in the same way, reviewing the aforementioned factors, among others, regardless of the source of such candidates, including stockholder recommendations. Because of this, there is no separate policy with regard to consideration of candidates recommended by stockholders.

The Nominating and Corporate Governance Committee met four times during 2019. The functions of the Nominating and Corporate Governance Committee are detailed at length in its charter, which may be viewed on the Company’s website (www.westbankstrong.com) under Investor Relations, Corporate Information, Corporate Governance.

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Risk Management and Information Technology Committee. The Risk Management and Information Technology Committee members are Sean P. McMurray, Chair, Patrick J. Donovan, Lou Ann Sandburg and Steven T. Schuler, all of whom are considered “independent” as defined by Nasdaq listing requirements. As required by the Risk Management and Information Technology Committee’s charter, the members of the Risk Management and Information Technology Committee are appointed annually by the Board. The Risk Management and Information Technology Committee is charged with being the primary Board committee to actively monitor and oversee the enterprise risk management process for the Company and West Bank. The Risk Management and Information Technology Committee regularly reviews ongoing or pending litigation, credit metrics, trends and compliance with established lending limits, investment portfolio performance and potential risks, information technology and cybersecurity risks, and potential reputational risks facing the Company. The Risk Management and Information Technology Committee also monitors liquidity, cash flow, regulatory and strategic risks, as well as reviews risk disclosures in the Company’s financial statements and other public filings. On an annual basis, the Risk Management and Information Technology Committee reviews policies and procedures regarding risk management, including insurance coverage, business continuity, information and cybersecurity, and regulatory policies. The Risk Management and Information Technology Committee reviews its charter at least annually and recommends changes to the Board when it deems any changes are necessary. The Risk Management and Information Technology Committee met four times during 2019. The functions of the Risk Management and Information Technology Committee are detailed at length in its charter, which may be viewed on the Company’s website (www.westbankstrong.com) under Investor Relations, Corporate Information, Corporate Governance.

Code of Ethics

We have a Code of Conduct in place that applies to all of our directors, officers and employees. The Code of Conduct sets forth the standard of ethics that we expect all of our directors, officers and employees to follow, including our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. The Code of Conduct may be viewed on the Company’s website (www.westbankstrong.com) under Investor Relations, Corporate Information, Corporate Governance. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding any amendment to or waiver of the Code of Conduct with respect to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, and persons performing similar functions, by posting such information on our website. The Audit Committee reviewed the Company’s Code of Conduct during 2019 and recommended minor changes to the Board, which the Board implemented.

Board Leadership Structure

The Board believes that having a non-chief executive officer director serve as Chairman of the Board is in the best interests of stockholders.  The Board currently intends to maintain the leadership structure of having a non-chief executive officer as chairman.  The Board and its Nominating and Corporate Governance Committee believe that this structure will continue to be useful in providing consistent oversight and strategic direction to the Company.  The Board expects Mr. Nelson to take the lead in developing strategic plans, providing day-to-day leadership and managing the performance of the Company. The Board expects the Chairman to lead the Board meetings, participate in committee meetings and advise West Bank leadership. The Board intends to periodically review its leadership structure and make changes as dictated by the circumstances and the best interests of the stockholders.

Board’s Role in Risk Oversight

The Board performs its risk oversight function through the Audit, Compensation, Nominating and Corporate Governance, and Risk Management and Information Technology Committees, which report to the whole Board and are composed solely of independent directors.  This structure has provided greater Board awareness of policy and operational issues at the Company.

The Board’s Audit Committee, which also functions as West Bank’s Audit Committee, reviews with management the Company’s major financial risk exposures, including policies regarding employee conduct, and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies related to controls over financial reporting.  These reviews are completed at least annually.  In addition, the Audit Committee has quarterly executive sessions with both the Company’s independent and internal auditors concerning any topic of concern to the auditors.  Internal auditing is done by an independent public accounting firm retained by the Audit Committee.  The Audit Committee also retains, and receives an annual report from, an independent public accounting firm employed specifically to review West Bank’s trust department.

The Compensation Committee, in accordance with its charter, at least annually reviews all compensation policies, practices, and plans of the Company to determine whether they encourage excessive risk-taking or pose any other threat to the safety and soundness of the Company or West Bank, or are otherwise inconsistent with the stockholders’ long-term best interests.

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The Nominating and Corporate Governance Committee reviews at least annually all policies and practices related to the governance of the Company.  In addition, it periodically reviews Board succession plans.

The Risk Management and Information Technology Committee is charged with identifying and assessing the risks and technology issues facing the Company and overseeing the development, implementation and monitoring of the Company’s risk management process and technology plan. The Risk Management and Information Technology Committee also oversees the division of risk-related responsibilities to each of the other Board committees. The Risk Management and Information Technology Committee oversees and reviews with management the Company’s credit, market, liquidity, reputation, transactional and operational, regulatory, information technology, cybersecurity, strategic and similar risks. On an annual basis, the Risk Management and Information Technology Committee reviews risk assessments, policies and procedures regarding risk management, information technology and safety, and liquidity.

Nominating and Corporate Governance Committee Report

During 2019, the Nominating and Corporate Governance Committee reviewed the composition of the existing Board, giving specific attention to the questions of the desirable size of the Board and how many insiders should be on the Board. In October 2019, Patrick J. Donovan was appointed to the Company’s Board and elected to West Bank’s board. One current director, Robert G. Pulver notified the Nominating and Corporate Governance Committee in June 2019 that he will retire from the Board effective as of the date of the Annual Meeting. Based on its review of the Board composition after Mr. Pulver’s retirement, the Nominating and Corporate Governance Committee decided to recommend reducing the size of the Board to 12 directors. In addition, the Nominating and Corporate Governance Committee decided that it was in the best interest of the stockholders to continue the model of having only one member of management, the Chief Executive Officer, on the Board in order to clearly differentiate the roles of the Board and management.

The Nominating and Corporate Governance Committee also evaluated the qualifications and performance of each of the current members of the Board. In its evaluation, the Nominating and Corporate Governance Committee compared each of the current directors to the qualifications and characteristics of a director set forth in the Nominating and Corporate Governance Committee’s charter. The Nominating and Corporate Governance Committee then polled each director eligible to stand for re-election to determine his or her willingness to stand for re-election and determined that each director, except for Robert G. Pulver, was willing to continue service.  The Nominating and Corporate Governance Committee did not receive any stockholder recommendations for director nominees for the Annual Meeting. No third party was retained, in any capacity, to provide assistance in either identifying or evaluating potential director nominees for the Annual Meeting.

Based on the foregoing, the Nominating and Corporate Governance Committee recommended to the Board that Patrick J. Donovan, Steven K. Gaer, Michael J. Gerdin, Sean P. McMurray, David R. Milligan, George D. Milligan, David D. Nelson, James W. Noyce, Lou Ann Sandburg, Steven T. Schuler, Therese M. Vaughan and Philip Jason Worth should be nominated for re-election to the Board at the Annual Meeting. The Board accepted these recommendations.

During 2019, the Nominating and Corporate Governance Committee reviewed its charter, and minor changes were recommended to the Board, which the Board implemented.

The undersigned members of the Nominating and Corporate Governance Committee have submitted this report.

George D. Milligan, Chair
Patrick J. Donovan
Robert G. Pulver
Therese M. Vaughan

Director Compensation

2019 Director Compensation

During 2019, the directors of the Company received an annual retainer of $15,000, payable quarterly. Committee chairpersons received an additional $2,000 annual retainer. Directors also received $500 per meeting attended (Board and committee), except that members of the Audit Committee received $600 per Audit Committee meeting attended. Mr. James Noyce, as the Chairman of the Board, received a monthly fee of $2,500 for his service. He maintains an office at the Company’s headquarters.

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Directors of the Company also received an annual retainer of $7,500 for service as directors of West Bank, payable quarterly. West Bank directors also received $500 for each meeting attended (Board and committee). At the annual organizational meeting of the Board on April 25, 2019, each director was granted a restricted stock unit award for 2,000 shares of the Company’s common stock with a grant date of April 26, 2019. Messrs. Nelson, Gulling, Olafson and Winterbottom are employees and do not receive any compensation for services as directors of the Company or West Bank.

None of the directors receive any compensation or other payment in connection with his or her service as a director other than compensation received by the Company and West Bank as set forth below.

The following table is a summary of the compensation structure for the non-employee directors in 2019.

		Committees
	Board	Audit	Compensation	Nominating and Corporate Governance	Risk Management and Information Technology	Loan	Trust
Company:
Board member annual retainer	$15,000
Committee chair annual retainer		$2,000	$2,000	$2,000	$2,000
Meeting, each	$500	$600	$500	$500	$500
Equity award	$39,856
Board chair annual fee	$30,000
West Bank:
Board member annual retainer	$7,500
Committee chair annual retainer						$0	$0
Committee meeting, each						$500	$500

The following table sets forth all compensation earned or paid to our nonemployee directors for the fiscal year ended December 31, 2019.

Name	Fees Earned or Paid in Cash by Company	Fees Earned or Paid in Cash by West Bank	Stock Awards (1)	Total
Patrick J. Donovan (2)	$3,500	$2,250	-	$5,750
Steven K. Gaer	22,500	17,500	$39,856	79,856
Michael J. Gerdin	20,000	12,000	39,856	71,856
Kaye R. Lozier (3)	7,000	5,000	-	12,000
Sean P. McMurray	24,500	12,500	39,856	76,856
David R. Milligan	20,400	20,500	39,856	80,756
George D. Milligan	22,000	18,500	39,856	80,356
James W. Noyce	50,400	18,500	39,856	108,756
Robert G. Pulver	20,000	18,500	39,856	78,356
Lou Ann Sandburg	20,000	14,500	39,856	74,356
Steven T. Schuler	24,400	12,500	39,856	76,756
Therese M. Vaughan(4)	14,200	8,500	39,856	62,556
Philip Jason Worth	19,200	17,000	39,856	76,056

(1)
The amounts set forth in the “Stock Awards” column reflect the grant date fair value of restricted stock units awarded on April 26, 2019, valued in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. For the material assumptions used in calculating grant date fair value, see the discussion of equity awards in Note 13 of the Notes to the Consolidated Financial Statements for the Company’s financial statements for the year ended December 31, 2019. Each nonemployee director was granted a restricted stock unit award for 2,000 shares of the Company’s common stock with a vesting date of April 23, 2020. These were the only outstanding nonemployee director equity awards as of December 31, 2019.

(2)	Mr. Donovan was appointed to the Board on October 24, 2019.

(3)	Ms. Lozier served on the Board through the date of the Company’s 2019 annual meeting of stockholders.
(4) Dr. Vaughan was elected to the Board at the Company’s 2019 annual meeting of stockholders.

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2020 Director Compensation

The director compensation study completed by McLagan and reviewed by the Compensation Committee in the fourth quarter of 2019 indicated that our directors were receiving total compensation at a level that was at the top of our peer group. The cash portion of director compensation was on the low end, while the stock compensation was at the top of the peer group. Because of the increase in the Company’s stock price, the Compensation Committee recommended to the Board that directors’ stock awards not be based on a fixed number of shares, but rather on a dollar value of shares, in a manner more aligned with our peers. As a result, the Compensation Committee recommended the following changes to the full Board of Directors:

		Committees
	Board	Audit	Compensation	Nominating and Corporate Governance	Risk Management and Information Technology	Loan	Trust
Company:
Board member annual retainer	$17,500
Committee chair annual retainer		$7,500	$5,000	$4,000	$4,000
Meeting, each	$500	$750	$600	$600	$600
Equity award(1)	$20,000
Board chair annual fee	$30,000
West Bank:
Board member annual retainer	$7,500
Committee chair annual retainer						$0	$2,000
Committee meeting, each						$600	$600
(1) The value of the shares granted to each board member in 2020 will be approximately $20,000 on the grant date. Recent director equity grants had been fixed at 2,000 restricted stock units.
These changes moderately increase the cash fees but materially reduce the value of the equity grants (by approximately 50 percent of 2019 grant date value) such that total director compensation is expected to be approximately 25 percent less than 2019 compensation, on average.
The Board of Directors formally adopted the recommendation of the Compensation Committee at its meeting on January 22, 2020. The new fees will be effective as of the Board annual organizational meeting on April 23, 2020.

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Executive Officers of the Company

The following table sets forth summary information about the current executive officers of the Company.

Name	Age	Position with the Company or West Bank
David D. Nelson	59	Director, Chief Executive Officer and President of the Company; Chairman, Chief Executive Officer and Director of West Bank
Douglas R. Gulling	66	Executive Vice President, Treasurer and Chief Financial Officer of the Company; Director, Executive Vice President and Chief Financial Officer of West Bank
Harlee N. Olafson	62	Executive Vice President and Chief Risk Officer of the Company; Director, Executive Vice President and Chief Risk Officer of West Bank
Brad L. Winterbottom	63	Executive Vice President of the Company; Director and President of West Bank
The executive officers of the Company are appointed on an annual basis by the Board of Directors.  An executive officer may be removed by the Board of Directors whenever, in its judgment, the best interests of the Company will be served thereby. There are no arrangements or understandings between any of the executive officers and any other person pursuant to which he was selected as an officer.

The principal occupation or business and experience of the executive officers of the Company and West Bank for the past five years are set forth below.

David D. Nelson is Chief Executive Officer and President of the Company and Chairman and Chief Executive Officer of West Bank (since 2010).  Mr. Nelson is a member of the Company’s Board (since 2010). Prior to joining the Company, he was the President of Southeast Minnesota Business Banking and President of Wells Fargo Bank Rochester in Rochester, Minnesota. He has a strong background in customer relationship building, credit and leadership development. Mr. Nelson has been employed in the banking industry since 1984.

Douglas R. Gulling is Executive Vice President (since 2004), Treasurer (since 2013) and Chief Financial Officer (since 2001) of the Company.  He was a member of the Company’s Board from 2009 through April 2011. He also serves as a director (since 2005), Executive Vice President (since 2015) and Chief Financial Officer (since 2002) of West Bank.  Mr. Gulling is a Certified Public Accountant (inactive) and has been employed in the banking industry since 1979.

Harlee N. Olafson is Executive Vice President and Chief Risk Officer of the Company and of West Bank (since 2010). He also serves as a director of West Bank (since 2011). Prior to joining the Company, he was President of Southern Minnesota Business Banking and President of Wells Fargo Bank Mankato in Mankato, Minnesota. He has strong business development, credit and team building backgrounds. Mr. Olafson has been employed in the banking industry since 1979.

Brad L. Winterbottom is Executive Vice President of the Company (since 2006) and director and President (since 2000) of West Bank.  He was a member of the Company’s Board from 2009 through April 2011. He joined West Bank in 1992 and has served as an executive and policy maker since 1998.  He has extensive experience in commercial lending and loan portfolio administration, and knowledge of the Iowa business community.  Mr. Winterbottom has been employed in the banking industry since 1981.

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Security Ownership of Certain Beneficial Owners and Executive Officers

The following table sets forth the shares of the Company’s common stock beneficially owned by each director, nominee and named executive officer listed in the Summary Compensation Table, and all directors, nominees and executive officers of the Company and West Bank (including named executive officers) as a group. The ownership information is as of February 14, 2020.

Name	Shares Beneficially Owned (1) (2)	Percent of Total Shares Outstanding
Patrick J. Donovan	10,000	*
Steven K. Gaer	13,088	*
Michael J. Gerdin	8,000	*
Douglas R. Gulling (3)	76,444	*
Sean P. McMurray	26,197	*
David R. Milligan	33,858	*
George D. Milligan	30,088	*
David D. Nelson (3)	132,988	*
James W. Noyce	13,888	*
Harlee N. Olafson (3)	63,993	*
Robert G. Pulver (4)	51,847	*
Lou Ann Sandburg	12,688	*
Steven T. Schuler	5,000	*
Therese M. Vaughan	2,218	*
Brad L. Winterbottom (3)(5)	84,300	*
Philip Jason Worth	10,894	*
Executive officers, directors and nominees as a group (16 persons)	575,491	3.51%
*Indicates less than 1 percent ownership of outstanding shares.

(1)
Shares “beneficially owned” include shares owned by or for, among others, the spouse and/or minor children of the named individual and any other relative who has the same home address as such individual, as well as other shares with respect to which the named individual has or shares voting or investment power or has the right to acquire such powers within 60 days.  Beneficial ownership may be disclaimed as to certain of the shares.

(2)
Except as otherwise indicated in the following notes, each named individual owns his or her shares directly, or indirectly through a self-directed IRA or the Company’s 401(k) retirement plan, and has sole investment and voting power with respect to such shares.

(3)	Includes 15,000 shares subject to restricted stock unit awards that are currently unvested but will vest within 60 days of February 14, 2020.

(4)	Includes shares held in his spouse’s name. Mr. Pulver disclaims any beneficial ownership of 6,614 shares held in his spouse’s name.

(5)	Includes shares held in his spouse’s name. Mr. Winterbottom disclaims any beneficial ownership of 6,607 shares held in his spouse’s name.

Other Beneficial Owners

The following table sets forth certain information on each person known to the Company to be the beneficial owner of more than five percent of the Company’s common stock. The ownership information is as of February 14, 2020.

Name and Address	Shares Beneficially Owned	Percent of Total Shares Outstanding
The Jay Newlin Trust (1) 2661 86th Street Urbandale, IA 50322	1,041,952	6.36%
Blackrock, Inc. (2) 55 East 52nd Street New York, NY 10055	1,105,162	6.75%
(1) Information based solely on a Schedule 13G filed on February 8, 2010.
(2) Information based solely on a Schedule 13G/A filed on February 6, 2020.

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Section 16(a) of the Exchange Act requires that the Company’s directors and executive officers and persons who own more than 10 percent of the Company’s common stock file initial reports of ownership and reports of changes of ownership with the SEC and Nasdaq. Reporting persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. The Company has not received any Section 16(a) forms indicating that any one person owns more than 10 percent of the Company’s stock, and the Company does not know of any one stockholder who owns more than 10 percent of the Company’s stock. Based solely on its review of the copies of Section 16(a) forms received from its directors and executive officers and written representations that no other reports were required, the Company believes that all Section 16(a) reports applicable to its directors and officers during 2019 were filed on a timely basis.

Change in Control Agreements

The Company does not know of any arrangements or pledges that would result in a future change in control of the Company.

EXECUTIVE COMPENSATION

From Our Compensation Committee

Dear Fellow Stockholders:

As the independent Compensation Committee (the “Committee”) of West Bancorporation, Inc., one of our most important responsibilities is to structure our executive compensation program to continue to attract, retain and motivate talented executives to execute on our Company’s business plan and to align their interests with those of our stockholders.

Following the 2019 say-on-pay vote, we decided to re-evaluate our process and program. To get a fresh perspective, during the summer of 2019 we began interviewing compensation consultants. In late August, we determined to engage the firm McLagan Partners, Inc. McLagan’s immediate charge was to review our existing peer group and recommend any changes, and then to perform forward-looking comparison studies of our executive and director compensation using the new peer group. In September, the Committee approved the recommended peer group for 2020, and in November, reviewed the results of the comparison studies. In December, the Committee formulated its recommendations for 2020 director compensation changes and also made decisions for certain aspects of executive compensation. In late 2019, we also conducted a stockholder outreach program to better understand our investors’ perspectives and solicit their feedback. This engagement was productive and complemented the analysis and studies provided by McLagan.

As a result of these efforts, the Committee anticipates making changes to the structure of our long-term incentives for the Company’s executives. In the past, annual grants of restricted stock units (“RSUs”) to our executives under the Company’s equity plan vested based upon continued service only. Moving forward, we plan to structure the RSUs so that 50 percent of the RSU awards will vest based upon Company performance, which will further encourage our executives to drive the Company’s success and thereby create additional value for our stockholders. The Committee has not yet determined the exact structure and mix of the performance measures because of the complexity surrounding this change and our desire to adopt thoughtful and meaningful performance metrics. During 2020, the Committee plans to evaluate several design alternatives and make a decision that will be effective for grants made in 2021. In consultation with McLagan, we will continue to evaluate stockholder feedback and review our executive compensation program to ensure it remains competitive while ultimately serving the interests of the Company and our stockholders.

Steven K. Gaer, Chair
Michael J. Gerdin
Sean P. McMurray

Overview and Executive Summary

Smaller Reporting Company

We are a “smaller reporting company” as such term is defined in the rules promulgated under the Securities Act, as amended. Therefore, we are permitted to limit reporting of compensation disclosures to our principal executive officer and our two other most highly compensated executive officers, which are referred to as our “named executive officers” (“NEOs”). We have elected, however, to disclose compensation for all four members of our executive management team.

The compensation discussed herein and reported below in the Summary Compensation Table is not necessarily indicative of how we will compensate our named executive officers in the future. We will continue to review, evaluate and modify our compensation framework.

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Our NEOs for 2019, which consist of our principal executive officer and our three other most highly compensated executive officers, are:

•	David D. Nelson;

•	Douglas R. Gulling;

•	Harlee N. Olafson; and

•	Brad L. Winterbottom.

Overview and Objectives of Our Executive Compensation Programs

The Company and West Bank share an executive management team. The members of the executive management team, consisting of our NEOs, are compensated by West Bank rather than the Company. Compensation of our NEOs is determined by the Company’s Compensation Committee based on their performance and roles for both the Company and West Bank.

The goal of our compensation program is to create superior long-term value for our stockholders by attracting, motivating and retaining outstanding employees who serve our customers while generating financial performance that is consistently better than our peers. Our compensation program for executives is, therefore, guided by our business needs and challenges in creating stockholder value. To support the achievement of our business strategies and goals, we strive to:

•	Pay for performance;

•	Align executives’ financial interests with those of our stockholders;

•	Support the Company’s and West Bank’s values, strategy and development of employees;

•	Foster a team approach among top executives;

•	Attract and retain leaders capable of delivering superior business results;

•	Provide competitive cash and total compensation and benefit opportunities; and

•	Adhere to the highest legal and ethical standards.

Our executive compensation program is designed to attract, retain, and motivate qualified and talented executives to achieve our business goals, and to reward them for superior short- and long-term performance. In particular, our Compensation Committee is mindful that our “pay-for-performance” philosophy must align the interests of our executives with those of our stockholders in order to drive long-term, sustainable stockholder value growth. The primary elements of our executive compensation program in 2019 consisted of base salary, annual cash incentives, and long-term equity incentives. The purpose of each element is described below.

Base Salary
• Base salaries are set to be competitive within our industry and are important in attracting talented executives.
• Base salaries are adjusted annually (beginning in 2020), and may be adjusted based on numerous factors including a change in an executive officer’s responsibilities, demonstrated performance, or relevant market data.

Annual Cash Incentives
• Annual cash incentives are intended to motivate and reward executives for the achievement of certain financial goals as compared to internal and external standards.
• In 2019, our annual incentives were based on: (1) the Company’s net profit and (2) the Company’s performance relative to our peer group based on return on average assets; return on average equity; efficiency ratio; and Texas ratio.

Long-Term Equity Incentives
• Long-term equity awards incentivize executives to deliver long-term value, while also providing a retention vehicle for our executives.
• In 2019, we granted executives RSUs which vest ratably over five years.

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Target Pay Mix

Consistent with our philosophy of aligning executive pay with the short- and long-term performance of the Company, the elements of our executive compensation program evolve and are adjusted over time to support the business goals of the Company and West Bank, and to align the interests of executive management with the interests of our stockholders. To achieve these objectives, the Compensation Committee utilized the primary compensation elements described above to provide balanced pay packages for our executives. As demonstrated in the following chart, we compensated our NEOs in 2019 with a mix of fixed and variable short- and long-term pay elements.
Compensation Best Practices

Our pay-for-performance philosophy and compensation practices provide an appropriate framework in which our executives are encouraged to achieve our strategic goals without excessive risk taking in their business decisions. We adhere to several best practices for executive compensation, including:

What We Do	What We Do Not Do
✓ Strong emphasis on pay for performance	✓ No perquisites for executives
✓ Maintain rigorous stock ownership guidelines	✓ No golden parachute tax gross-ups
✓ Engage independent compensation consultants	✓ No hedging or pledging of Company stock
✓ Annual outreach with our institutional stockholders	✓ No dividends paid or accumulated on unvested RSUs
✓ Annual say-on-pay vote	✓ No single trigger cash or equity payments in the event of a
✓ Clawback policy for annual and long-term incentives	change in control
✓ Five-year vesting period for equity awards

2019 Compensation, Financial and Operational Highlights

In 2019, our Compensation Committee took thoughtful and deliberate actions that were appropriate for our business and stockholders. Some of the highlights of the past year include:

✓ Base salaries for all NEOs were unchanged from the prior year.
✓ Annual bonus opportunities were held flat for all NEOs.
✓ Long-term incentive grants had a total grant-date fair value that was 26 percent lower than in 2018.
✓ Changes to our 2020 compensation program include:
        • Base salaries will be reviewed annually rather than triennially
        • Performance criteria for annual bonus compensation will use three financial measures
        • Significantly adjusted our peer group for 2020 pay decisions

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From a financial and operational standpoint, 2019 was a success. We continued to execute on our strategic priorities and performed strongly in our four key financial measures: return on average assets, return on average equity, efficiency ratio, and Texas ratio as shown below. This strong performance has directly translated to increased stockholder value.
Say-on-Pay Results and Stockholder Outreach

At the 2019 annual stockholders’ meeting, our say-on-pay proposal received the support of approximately 65 percent of votes cast. Based on the result of the vote, as discussed above, in addition to retaining a new independent compensation consultant, the Company actively engaged with our stockholders to solicit feedback on our executive compensation program and to learn of any issues or concerns. Specifically, we reached out to our largest institutional stockholders, who together hold over 31 percent of our outstanding shares.

A combination of the Chair of the Board, Chair of the Compensation Committee and Director of Human Resources participated in these stockholder discussions. The Company representatives explained our compensation philosophy, and our institutional stockholders shared their views of our executive compensation program. The Compensation Committee appreciated the feedback offered during these outreach efforts, which have helped inform the Compensation Committee’s evaluation and decision making related to the current compensation program and modifications to the program on a “go-forward” basis.

Specifically, the Compensation Committee has made the following changes to the compensation program for our NEOs for 2020 in response to the advisory vote and feedback from stockholders:

What We Heard	Discussion / How We Have Responded
Pay and Performance Alignment
• CEO base salary was adjusted as of January 1, 2018 in accordance with our previous triennial practice.
• The Company’s stock then declined at the end of 2018 like most other community banks, during the stock market’s near 20 percent correction.
• CEO pay had risen 42 percent over the past 5 years, while total stockholder return had risen 82 percent over that same period. However, many proxy advisors and investors models were not reflecting that alignment and were focusing on a shorter time frame.
• We have committed to adjusting CEO salary annually going forward, leading to smaller incremental changes.

Performance Based Equity Awards
• We are studying the implementation of performance vesting conditions for 50 percent of RSU grants to NEOs beginning in 2021.
• The Compensation Committee is working with McLagan to study market practices in this area.

Our Compensation Philosophy

Put simply, our human resource philosophy is to have fewer people than our peers but to pay our people well. Our business model allows us to operate with fewer employees than the typical commercial bank of our size because we emphasize teamwork, sound practices and focus on business banking. Because we have fewer people, we need to have the right people, and ensure that we offer what we consider to be above average pay in exchange for above average performance. In addition to attracting and retaining what we believe is superior talent, our approach also produces longevity in our workforce. The average tenure of our employees is nearly ten years.

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This philosophy extends to our NEOs. The Company currently has four NEOs. To succeed with an atypically small team, our CEO leads and fosters a team approach with the three non-CEO members of our management team, who are of similar age, experience and responsibilities. Because of these similarities, compensation for our non-CEO NEOs is identical. This approach has produced winning teamwork for the Company and our stockholders.

The Company also believes in evaluating performance relative to our peer group and implementing performance considerations into our compensation decisions. Rather than setting absolute goals that can be manipulated and may lead to inappropriate risk taking, we emphasize sound behaviors that will lead to long-term success. For example, we encourage growth by requiring that our bankers set appointments for sales calls and stay in regular contact with our customers. This has proven successful: since 2011, our loan portfolio has grown by $1 billion dollars, or 131 percent, or nearly 16 percent annually. None of this growth has been due to acquisitions.

For each of the past six years, the Company has been recognized by Raymond James as one of the top performing banks in the country. In addition, in Bank Director Magazine’s rankings of banks according to size, the Company was ranked 26th in 2018 among all publicly traded banks in the country with assets between $1 billion and $5 billion.

As we strive to grow, we avoid setting concrete goals of attaining a certain size by a certain time. Instead, we focus on relative metrics such as credit quality, which we believe is just as important as the growth of the loan portfolio. As of December 31, 2019, the total watch list was less than 3 percent of total loans with virtually no past due loans. Our Texas ratio was 0.23 percent, as compared to an average ratio for our peer group of 7.43 percent as of September 30, 2019 (the latest information available as of the printing of this proxy). We also look at return on average assets, return on average equity and efficiency ratio, each on a relative basis to our peer group. We believe that our emphasis on attracting, retaining, and appropriately motivating a well-paid team of superior talent, facilitating strong working relationships in that team, and evaluating performance appropriately, has produced our consistently strong results. The Compensation Committee remains committed to continuing our practice of incentivizing and encouraging the pursuit of excellence through our executive compensation program.

Our Compensation Review Process

Role of Compensation Committee

Our Compensation Committee is composed entirely of independent directors. It is responsible for our executive compensation program and reviews the program on at least an annual basis. The Compensation Committee also has broad discretion when overseeing and reviewing each element of compensation. When reviewing compensation and making compensation decisions, the Compensation Committee considers the respective responsibilities of each NEO, his performance and experience, and also competitive compensation levels based on information and data provided by our independent compensation consultant. In setting compensation levels and incentive goals, the Compensation Committee also reviews our financial results relative to our peer group, and it structures our compensation programs taking into account sound risk management and industry best practices.

The Compensation Committee’s primary considerations for executive compensation decisions are:

•	Key financial measurements;

•	Strategic initiatives related to our business; and

•	Compensation of peer group executives.

Role of Executive Officers in Compensation Decisions

As requested by the Compensation Committee, some members of management facilitate the Compensation Committee’s review and consideration of executive compensation by providing information for the Compensation Committee’s review. In particular, the CEO provides recommendations with respect to the other named executive officers. Such recommendations from the CEO address, among other items, financial results and analysis, performance evaluations, compensation provided to our named executive officers (other than the CEO), technical and regulatory considerations, and input on program design and possible modifications.

The Compensation Committee discusses the CEO’s recommendations and accepts or adjusts them based upon its own assessment of Company strategic goals, executive responsibilities, internal pay equity and its independent review of market data. The CEO is not involved in discussions or determinations relating to his own compensation, and the executive officers are not present during the Compensation Committee’s final discussion and determination of the types and amounts of compensation to be paid.

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Role of Compensation Consultant

Under its charter, the Compensation Committee has the sole authority to select, retain, or replace an independent compensation consultant. The Compensation Committee has historically engaged a compensation consultant to provide independent, objective analysis and professional opinions about executive and director compensation matters. The Compensation Committee believes that working with an independent compensation consultant furthers the Company’s objectives to recruit and retain qualified executives, aids the Compensation Committee in aligning executives’ interests with those of our stockholders, and ensures that our executive compensation program appropriately motivates and rewards ongoing achievement of business goals.

In 2019, the Compensation Committee requested proposals from three independent compensation consultants and, as a result, engaged McLagan. McLagan is independent and reports directly to the Chair of the Compensation Committee. McLagan provides input on marketplace trends and best practices relating to competitive pay levels, as well as developments in regulatory and technical matters.

The Compensation Committee reviewed McLagan’s independence as contemplated by the Compensation Committee’s charter and applicable Nasdaq rules, and determined that there were no conflicts of interest and that McLagan is independent from the Company, the Compensation Committee members and our executive officers. During 2019, McLagan was engaged to:

•	make recommendations for the composition of the Company’s peer group;

•	provide a study of director and executive officer compensation;

•	provide input on marketplace trends and best practices relating to competitive pay levels;

•	provide analysis and commentary on regulatory developments; and

•	provide guidance for a stockholder outreach program.

McLagan did not provide any additional services to the Company during 2019.

Use of Peer Group

Market pay practices are one of many factors we consider in setting executive pay levels and designing compensation programs. The Compensation Committee uses our compensation peer group as one data point when setting executive pay packages. Although useful as a reference, the Compensation Committee does not target any particular percentile or range within this peer group as a specific objective. Instead, our compensation decisions are based on the full consideration of many factors, including, but not limited to, individual and Company performance, market data, internal equity, experience, strategic needs, and responsibilities.

The Company’s peer group of 16 financial institutions for 2019 was jointly recommended by the prior compensation consultant and management and approved by the Compensation Committee. The peer group was selected based on asset size and location in the Midwest.

For compensation decisions for fiscal year 2019, the following 16 companies were selected as our peer group:

BankFinancial Corporation	Hills Bancorporation	MutualFirst Financial, Inc.
Bank First Corporation	Horizon Bancorp	Nicolet Bankshares, Inc.
First Business Financial Services, Inc.	Isabella Bank Corporation	Peoples Bancorp, Inc.
First Defiance Financial Corp.	Mercantile Bank Corporation	QCR Holdings, Inc.
First Internet Bank	MidWestOne Financial Group, Inc.	Southern Missouri Bancorp, Inc.
First Mid-Illinois Bancshares, Inc.

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With the assistance of McLagan, our peer group was amended for 2020. McLagan recommended, and the Compensation Committee approved, a peer group that better reflected our business, particularly in terms of market capitalization, assets, and headcount. Our 2020 peer group consists of the following 21 peers:

Bank First Corporation	First Financial Corp. *	Macatawa Bank Corporation*
Civista Bancshares, Inc.*	First Mid Bancshares, Inc.*	Mackinac Financial Corporation*
CrossFirst Bankshares, Inc.*	German American Bancorp, Inc.*	Mercantile Bank Corporation
Equity Bancshares, Inc.*	Hills Bancorporation	MidWestOne Financial Group, Inc.
Farmers National Banc Corp.*	Isabella Bank Corporation	Nicolet Bankshares, Inc.
Farmers & Merchants Bancorp.*	LCNB Corp.*	Peoples Bancorp, Inc.
First Business Financial Services, Inc.	Level One Bancorp, Inc.*	Southern Missouri Bancorp, Inc.
*indicates a new constituent for 2020

Elements of Compensation

Our executive compensation program consists of several elements, each with a distinct objective that helps our overall program provide an integrated and competitive total pay package. The following overview explains the structure and rationale of the elements in our executive compensation program for 2019. The principal elements consist of base salary, annual cash incentives, and long-term equity incentives, each of which is provided pursuant to the terms of an employment agreement between the Company and each NEO. A discussion of the terms of these agreements is contained in this proxy statement under the heading “Potential Payments upon Termination or Change in Control.”

Base Salary

We compensate our NEOs with annual base salaries to provide a reasonable level of fixed income relative to their respective levels of responsibility. We want our base salaries to be competitive and commensurate with experience and knowledge.

As provided in our employment agreements with the NEOs, base salaries are established and eligible for review and possible upward adjustment on an annual basis. Up to and including 2019, it was our practice to make any adjustments on a triennial basis, but beginning in 2020, and based upon the recommendation of our independent compensation consultant, base salaries will be reviewed and may be adjusted on an annual basis to conform with common practice in the marketplace. This change will lead to more consistent adjustments from year-to-year.

Based on the prior practice, salaries were last adjusted in 2018. When reviewing salaries in 2019, the Compensation Committee considered criteria that included the level of responsibility for the position, internal pay equity with other positions, and base salaries for similar positions within our peer group. Based on these factors and our new practice, we increased NEO salaries by six percent effective January 1, 2020, reflecting a two-year adjustment.

Annual Cash Incentive

Annual cash incentives are an important element of total compensation for our NEOs. By tying a meaningful portion of cash compensation to achievement of objectively measured financial results for the year, annual bonus opportunities support and encourage the achievement of the Company’s business goals and strategies and lead to increased value for our stockholders.

Our executive employment agreements provide for participation in the Company’s annual incentive plan. Thereunder, each NEO is eligible for a bonus as a percentage of his annual base salary, based upon performance measures described below. Our plan caps maximum bonus opportunities to avoid encouraging excessive risk-taking and to avoid any focus on maximizing short-term results at the expense of long-term soundness, and the plan also requires positive Company earnings in order for any bonuses to be paid.

The amount of any annual bonus actually earned is determined based upon quantitative and qualitative analyses of Company performance completed by the Compensation Committee. The quantitative analysis examines the Company’s performance relative to our peer group with respect to four key financial measures. The qualitative analysis considers any items deemed relevant by the Compensation Committee, including, for example, regulatory actions, if any, and Company profitability. Based on the qualitative analysis, the Compensation Committee may increase or decrease the bonus amounts indicated from the quantitative peer group comparison. The calculation and adjustment of bonuses rests within the Compensation Committee’s sole discretion, and its determinations about bonuses are final.

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The quantitative analysis has two parts:

(1)	the Company’s net profit; and

(2)	the Company’s performance relative to our peer group, based on four key metrics (equally weighted):

a.	return on average assets;

b.	return on average equity;

c.	efficiency ratio; and

d.	Texas ratio.

Each ratio is defined in Item 6 of our Annual Report on Form 10-K. The Compensation Committee selected these measures because they encompass important aspects of our financial performance: earnings, capital levels, expense control and asset quality.

Based on our ranking among our peers in each of these key metrics, our NEOs are eligible for a cash bonus payment equal to a percentage of salary, according to the following schedule:

Performance	Peer Rating	Percent of Salary
Maximum	At/above 75th percentile	60%
Target	50th percentile	40%
Threshold	25th percentile	20%
	Below 25th percentile	0%

If our ranking in the peer group falls between any of the listed points, our named executive officers will be eligible for a proportional cash bonus. Reflecting our team approach to management, all NEOs share the same incentive opportunities relative to salary.

In March 2020, the Compensation Committee will determine the amounts of bonuses earned for 2019 within the foregoing parameters. The Compensation Committee’s analysis will take into account the Company’s expansion into three new Minnesota markets. In 2019, the Board saw the long-term benefit of expanding into three new Minnesota markets, and therefore the Compensation Committee approved adjustment of the Company’s net income for performance purposes to account for the short-term costs of initiating this expansion. The estimated after-tax net cost of the Minnesota expansion in 2019 was $1.3 million. For determining annual incentives, net income will be adjusted by this amount when calculating return on average assets and return on average equity, and net interest income and noninterest expense will be adjusted accordingly when calculating the efficiency ratio. With this adjustment, the Company anticipates that its performance will be in the top quartile of three of the four measures, and its adjusted return on average assets will be in the 50th percentile. Accordingly, the NEOs will be eligible for an estimated cash bonus equal to 56.25 percent of base salary. Even without such adjustment, the Company anticipates that its performance will be in the top quartile for all measures except return on average assets (which the Company anticipates will be around the 25th percentile).

The final determination of annual incentive compensation will occur in March 2020 after all peer group companies have reported final 2019 results.

Long-Term Equity Incentives

Equity compensation is the third primary element of compensation for our named executive officers. The purpose of annual equity grants is to provide long-term incentives that align with stockholder interests, tie pay to performance, provide a long-term planning horizon, mitigate adverse risk taking, and attract and retain key employees.

The employment agreements with our NEOs generally provide for participation in the Company’s equity incentive plan then in effect. Equity awards are currently made under our 2017 Equity Incentive Plan (the “2017 Equity Plan”), which was adopted by our Board and approved by the stockholders in 2017. Upon adoption, the prior 2012 Equity Incentive Plan (“2012 Equity Plan”) was frozen with respect to future grants. The 2017 Equity Plan was designed to promote the Company’s long-term financial success by providing a means to attract, retain and reward individuals who can and do contribute to such success, and to further align their interests with those of the Company’s stockholders. Under the 2017 Equity Plan, the Company may grant a variety of equity and cash-based incentive awards, including nonqualified and incentive stock options, stock appreciation rights, restricted stock, restricted stock units and cash incentive awards. Awards vest, become exercisable and contain such other terms and conditions as determined by the Compensation Committee and set forth in individual agreements with the participants receiving the awards. As of December 31, 2019, there were 485,500 remaining shares available for issuance under the 2017 Equity Plan.

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In recent years, it has been the Company’s practice to grant awards in the form of RSUs that vest in annual installments tied to continued service over five years. Pursuant to the terms of the 2017 Equity Plan and award agreements governing the terms of the awards, unvested awards are forfeited upon early termination, other than a termination in connection with a change in control or due to the NEO’s death, disability or retirement. Outstanding RSUs do not pay or accumulate dividend equivalents during the applicable vesting periods. In addition, the award agreements contain standard confidentiality and non-solicitation covenants for periods following termination of employment. Accordingly, the structure of our equity awards provides a retention incentive and provide important protections for the Company and our stockholders.

In March 2019, the Compensation Committee granted 15,000 RSUs to each of our named executive officers, a number identical to the awards granted in 2018. As the Company’s stock price increases, it is anticipated the number of restricted stock units granted in the future will decrease. Although the awards to be made in March 2020 will likely follow past practices, as described, the Compensation Committee anticipates adopting performance-based metrics and vesting conditions for 50 percent of RSU awards in response to the 2019 say-on-pay results and stockholder outreach. Awards made in 2021 will reflect the Compensation Committee’s decisions as to the structure and design of this anticipated change.

Deferred Compensation Plan

Our NEOs are eligible to participate in the West Bancorporation, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”). The Deferred Compensation Plan was adopted effective January 1, 2013, to provide key individuals, including our nonemployee directors and the NEOs, with additional deferral opportunities in planning for retirement. The Deferred Compensation Plan is an unfunded, nonqualified deferred compensation plan that provides an opportunity for eligible participants to voluntarily defer receipt of a portion of their cash compensation. Pursuant to the terms of the Deferred Compensation Plan, in 2019 the Compensation Committee adjusted the crediting rate to provide a rate equal to the prime rate on any amounts voluntarily deferred by plan participants. As of December 31, 2019, none of our NEOs or nonemployee directors has elected to participate in the Deferred Compensation Plan. Mr. Nelson will begin participating in the Deferred Compensation Plan in 2020.

Perquisites, Retirement, and Other Benefits

As a best practice, we have generally avoided the use of perquisites and other types of benefits for executives, emphasizing instead compensation tied to performance. Therefore, in 2019, none of the NEOs received any perquisites. Our named executive officers participate in our broad-based employee benefit programs, such as medical, dental, disability and life insurance coverage, on the same terms as other eligible employees.

Our NEOs are also eligible to participate in our 401(k) retirement plan on the same terms as other eligible employees. During 2019, the Company made a 100 percent Company matching contribution for participant deferrals into the 401(k) retirement plan, up to a maximum of six percent of a participant’s pay. In addition, for 2019, the Company made an additional discretionary Company contribution into the 401(k) retirement plan of four percent of participants’ pay. The Company’s contributions in each case were subject to applicable IRS limitations.

All employees of West Bank, including our NEOs, are eligible to receive a discretionary annual holiday bonus paid as a percentage of annual salary. Our named executive officers participate in the holiday bonus program on the same terms as our other employees. In 2019, as in prior years, this discretionary bonus was equal to two percent of base salary.

Regulatory Considerations

As a publicly traded financial institution, the Company must comply with multiple layers of regulations when considering and implementing compensation decisions. These regulations do not set specific parameters within which compensation decisions must be made, but do require the Company and the Compensation Committee to be mindful of the risks associated with compensation programs designed to incentivize superior performance. While the regulatory focus has been heightened over the last several years, the incorporation of general risk assessment concepts into compensation decisions is not a recent development.

Under its Interagency Guidelines Establishing Standards for Safety and Soundness, the FDIC has held that excessive compensation is prohibited as an unsafe and unsound practice. In describing a framework to determine whether compensation is excessive, the FDIC has indicated that financial institutions should consider whether aggregate cash amounts paid, or noncash benefits provided, to employees are unreasonable or disproportionate to the services performed by an employee. The FDIC encourages financial institutions to review an employee’s compensation history and to consider internal pay equity, and, as appropriate, to consider benchmarking compensation to peer groups. Finally, the FDIC provides that such an assessment must be made in light of the institution’s overall financial condition.

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In addition, the various financial institution regulatory agencies have issued additional guidance, Guidance on Sound Incentive Compensation Policies, which serves as a complement to the Safety and Soundness standards. As its title would imply, the joint agency guidance sets forth a framework for assessing the soundness of incentive compensation plans, programs, and arrangements maintained by financial institutions. The joint agency guidance is narrower in scope than the Safety and Soundness standards because it applies only to senior executive officers and those other individuals who, either alone or as a group, could pose a material risk to the institution. With respect to those identified individuals, the joint agency guidance is intended to focus the institution’s attention on balanced risk-taking incentives, compatibility with effective controls, and risk management, with a focus on general principles of strong corporate governance.

In addition to the foregoing, we anticipate that currently proposed rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) intended to implement further risk assessment guidelines and procedures may eventually be finalized by the financial institution regulatory agencies and the SEC. We expect that we would be subject to those further guidelines and procedures should they be finalized and become effective. Initial proposed guidance with respect to the Dodd-Frank Act risk assessment guidelines and procedures was issued during 2011 and revised and re-proposed in 2016. Depending on when the rules are finalized, the earliest they could apply to the Company is for performance periods beginning on or after January 1, 2021. In large part, that guidance would restate and codify the frameworks presently set forth in the Safety and Soundness standards and joint agency guidance described above.

Also, as a publicly traded corporation, the Company is subject to the SEC’s rules regarding risk assessment. Those rules require a publicly traded company to determine whether any of its existing incentive compensation plans, programs, or arrangements create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee completes a risk assessment of all of the Company’s compensation programs and components in January of each year. We do not believe that our incentive compensation plans, programs or arrangements create risks that are reasonably likely to have a material adverse effect on the Company.

The Compensation Committee believes that a sensible approach to balancing risk-taking and rewarding reasonable, but not necessarily easily attainable, goals has always been a component of its overall assessment of the compensation plans, programs and arrangements it has established for the Company’s named executive officers. In this regard, the Compensation Committee has revisited the components of the frameworks set forth in the Safety and Soundness standards and the joint agency guidance as an effective tool for conducting its own assessment of the balance between risk and reward built into the Company’s compensation programs for named executive officers. In addition, the Compensation Committee continues to monitor the status of the proposed guidance under the Dodd-Frank Act and will be prepared to incorporate into its risk assessment procedures any new guidelines and procedures as may be necessary or appropriate.

When making decisions about executive compensation, we also consider the impact of other regulatory provisions, including: Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) regarding nonqualified deferred compensation; Section 280G of the Code regarding excise taxes and deduction limitations on golden parachute payments made in connection with a change in control; and the impact of FASB ASC Topic 718, which requires us to recognize the compensation cost of grants of equity awards based upon their grant date fair value.

Other Compensation and Governance Policies

Share Ownership and Retention Guidelines

We believe our NEOs and nonemployee directors should have a significant equity interest in the Company. To promote equity ownership and align the interests of our executives and directors with those of our stockholders, we maintain the following share retention and ownership guidelines for our senior officers and directors.

CEO	2.5x base salary
Other NEOs	2.5x base salary
Nonemployee Directors	3x annual cash retainer

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The ownership guidelines are the same for each executive, including the CEO, to reflect the same team approach applicable to other elements of our executive compensation program. Until the stock ownership guideline levels are met, executives and directors are expected to retain at least 50 percent of any applicable shares received (on a net after-tax basis) pursuant to our equity incentive plans. If an officer fails to satisfy the guidelines, 25 percent of such officer’s annual incentive bonus, if any, is paid in shares of Company stock until the ownership guideline is satisfied. A failure to satisfy the guidelines by a director is considered by the Nominating and Corporate Governance Committee when evaluating such director’s qualifications for nomination. These guidelines are subject to periodic review by the Compensation Committee, and compliance is monitored on an annual basis. Beginning in 2019, guidelines for nonemployee directors were modified to include cash retainer fees received from both the Company and West Bank; previously, it included only the Company retainer.

All of our NEOs and non-employee directors currently hold shares in excess of the requirements in the guidelines.

Clawback Policy

In the event the Company is required to seek or demand recoupment of any payments made to our NEOs pursuant to law, our employment agreements provide for return of any severance-related payments upon request of the Company. Additionally, all equity awards granted under our 2017 Equity Plan and its predecessor, the 2012 Equity Plan, are subject to cancellation, recoupment, rescission or payback in accordance with applicable law.

Insider Trading Policy

The Company’s insider trading policy permits open market transactions in Company stock beginning the day after the second full trading day after quarterly earnings have been made public until the 10th day of the third month in the quarter. In addition, our NEOs may purchase Company stock through the 401(k) retirement plan. Changes to purchases under the 401(k) retirement plan may be made only during the period when open market transactions are permitted.

Anti-Hedging Policy

The Company’s insider trading policy prohibits all employees and directors from entering into hedging transactions involving the Company’s stock.

Anti-Pledging Policy

The Company’s insider trading policy prohibits all named executive officers and directors from keeping Company stock in a margin account. In addition, named executive officers and directors may not pledge Company stock as collateral for a loan.

Acceleration of Equity Awards

Our award agreements under the 2017 Equity Plan utilize a “double trigger” approach to vesting upon a change in control, rather than a “single trigger” approach under which awards would vest solely upon a change in control. Under our double trigger approach, vesting occurs upon a change in control only if the outstanding equity awards are not fully assumed by the acquiror, or if they are assumed but the participant is subsequently terminated without cause or resigns for good reason. We believe this approach provides adequate employment protection while reducing, for our stockholders’ benefit, potential transaction costs associated with the awards.

No Tax Gross-Ups

Under Section 280G of the Code, an executive may be subject to excise taxes on certain benefits received in relation to a change in control of the Company. While some companies provide excise tax gross-ups to executives, to place the executive in the same tax position as if the excise tax did not apply, we do not believe it is necessary to provide this benefit to our executives. Our employment agreements with the NEOs therefore omit any provision for such a gross-up.

Proxy Statement Table of Contents

Summary Compensation Table

Compensation earned for services rendered in the year ended December 31, 2019, to our Chief Executive Officer and our other named executive officers is provided in the following table. Compensation for 2018 is also presented for these individuals because they were named executive officers in that year as well.

Name and Principal Positions	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Non-Equity Incentive Plan Compensation (4) (5)	All Other Compensation (6)	Total
David D. Nelson	2019	$436,000	$8,720	$257,430	$245,250	$28,000	$975,400
President and Chief Executive Officer	2018	436,000	8,720	347,748	261,600	27,500	1,081,568
of the Company;
Chairman and Chief Executive
Officer of West Bank

Douglas R. Gulling	2019	$300,000	$6,000	$257,430	$168,750	$28,000	$760,180
Executive Vice President, Treasurer	2018	300,000	6,000	347,748	180,000	27,500	861,248
and Chief Financial Officer
of the Company;
Director, Executive Vice President
and Chief Financial Officer
of West Bank

Harlee N. Olafson	2019	$300,000	$6,000	$257,430	$168,750	$28,000	$760,180
Executive Vice President and Chief	2018	300,000	6,000	347,748	180,000	27,500	861,248
Risk Officer of the Company;
Director, Executive Vice President
and Chief Risk Officer of West
Bank

Brad L. Winterbottom	2019	$300,000	$6,000	$257,430	$168,750	$28,000	$760,180
Executive Vice President of the	2018	300,000	6,000	347,748	180,000	27,500	861,248
Company;
Director and President of West Bank

(1)	Reflects base salary earned during the year including, if any, deferrals and salary increases.

(2)	Consists of a holiday bonus equal to two percent of annual salary paid to all employees of West Bank.

(3)
Reflects the grant date fair value of awards granted during the year ended December 31, 2019, computed in accordance with FASB ASC Topic 718. Because the currently outstanding restricted stock units do not pay or accumulate dividend equivalents during the five-year vesting period, these amounts were calculated based on the Company’s closing share price on the date of grant discounted by the present value of the dividends expected to be paid on the underlying shares during the vesting period. Expected dividends are calculated using the current quarterly dividend with future increases projected based on the Company’s historic practices. The Company uses a discount rate equal to the five-year U.S. Treasury rate on the date of grant. For the material assumptions used in calculating grant date fair value, see the discussion of equity awards in Note 13 of the Notes to Consolidated Financial Statements for the Company’s financial statements for the year ended December 31, 2019.

(4)	Amounts are shown for the year in which the applicable performance measures were satisfied.

(5)
Based upon our results for the fiscal year ended December 31, 2019 and the results of our peers as of September 30, 2019, annual bonuses for 2019 are anticipated to be paid out as shown, which is 93.75 percent of the 60 percent maximum potential amount, resulting in a bonus equal to 56.25 percent of base salary. The final determination of amounts earned for 2019 will be made after the peer group companies’ 2019 financial information is available; to the extent different than the amounts shown, the actual amounts will be disclosed at that time.

(6)	Consists of contributions made by the Company on behalf of the named executive officer to the Company’s 401(k) retirement plan.

Proxy Statement Table of Contents

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning outstanding equity awards held as of December 31, 2019 by our named executive officers. Market values for outstanding restricted stock units are based on the closing price of our stock on December 31, 2019 (the last trading day of the year) of $25.63.

	Stock Awards
Name	Number of Shares or Units of Stock that Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested
David D. Nelson	45,000	$1,153,350
Douglas R. Gulling	45,000	$1,153,350
Harlee N. Olafson	45,000	$1,153,350
Brad L. Winterbottom	45,000	$1,153,350

(1)
For each named executive officer, reflects restricted stock units which vest in five equal annual installments, including: 3,000 restricted stock units granted on March 23, 2015, with the remaining installment vesting on March 25 of 2020; 6,000 restricted stock units granted on March 21, 2016, with two remaining installments vesting on March 25 of 2020 and 2021; 9,000 restricted stock units granted on March 27, 2017, with three remaining installments vesting on March 25 of 2020, 2021 and 2022; 12,000 restricted stock units granted on March 26, 2018, with four equal annual installments, beginning on March 25, 2020, 2021, 2022 and 2023; and 15,000 restricted stock units granted on March 25, 2019, which vest in five equal annual installments, beginning on March 25, 2020.

Potential Payments upon Termination or Change in Control

Each of our named executive officers is party to an employment agreement with the Company and West Bank pursuant to which the officer is entitled to a minimum annual salary and participation in our annual incentive plan and other benefit plans.

Termination and Change in Control Benefits under Employment Agreement with Mr. Nelson

The Company and Mr. Nelson are parties to an employment agreement with an effective date of July 23, 2012. Mr. Nelson serves as the President and Chief Executive Officer of the Company and as the Chief Executive Officer of West Bank under the agreement, as well as a member of the Board of Directors of both entities. The initial term of Mr. Nelson’s agreement ended on December 31, 2015, but the agreement extended automatically for an additional year on January 1, 2015 and each January 1 since that date, and will extend on each January 1 going forward unless either party gives notice of nonrenewal. As of December 31, 2019, Mr. Nelson was entitled to a minimum annual salary of $436,000 pursuant to the agreement, as well as participation in the Company’s annual incentive bonus plan and the Company’s other benefit plans. Under the agreement, upon a termination of Mr. Nelson’s employment by the Company without cause or by Mr. Nelson for good reason, Mr. Nelson will be entitled to severance payments equal to 200 percent of the sum of his base salary plus his average annual bonus for the prior three years, payable in 24 equal monthly installments following the date of termination, as well as 18 months of continued medical coverage at active employee rates. If such a termination occurs within six months prior to or two years following a change in control, Mr. Nelson will be entitled to severance payments equal to 300 percent of the sum of his base salary plus his average annual bonus for the prior three years, payable in a lump sum, as well as 18 months of continued medical coverage at active employee rates. All the aforementioned severance benefits are contingent upon Mr. Nelson’s execution of a general release of claims against the Company. Under the agreement, Mr. Nelson will be subject to non-competition and non-solicitation covenants for a period of 24 months following the termination of his employment.

Proxy Statement Table of Contents

Termination and Change in Control Benefits under Employment Agreements with Messrs. Gulling, Olafson and Winterbottom

The Company is a party to employment agreements with each of Messrs. Gulling, Olafson and Winterbottom, with effective dates of July 23, 2012. Under their respective agreements, Mr. Gulling serves as Executive Vice President, Treasurer and Chief Financial Officer of the Company and Executive Vice President and Chief Financial Officer of West Bank, Mr. Olafson serves as Executive Vice President and Chief Risk Officer of the Company and West Bank, and Mr. Winterbottom serves as Executive Vice President of the Company and President of West Bank. Each individual serves as a member of the Board of Directors of West Bank. The initial term under each agreement ended on December 31, 2014, but the agreements extended automatically for an additional year on January 1, 2014 and each January 1 since that date, and will extend on each January 1 going forward unless either party gives notice of nonrenewal. As of December 31, 2019, Messrs. Gulling, Olafson and Winterbottom were each entitled to a minimum annual salary of $300,000 pursuant to their agreements, as well as participation in the Company’s annual incentive bonus plan and the Company’s other benefit plans. Under the agreements, upon a termination of the respective executive’s employment by the Company without cause or by the executive for good reason, the executive will be entitled to severance payments equal to 100 percent of the sum of his base salary plus his average annual bonus for the prior three years, payable in 12 equal monthly installments following the date of termination, as well as 12 months of continued medical coverage at active employee rates. If such a termination occurs within six months prior to or two years following a change in control, the executive will be entitled to severance payments equal to 200 percent of the sum of his base salary plus his average annual bonus for the prior three years, payable in a lump sum, as well as 18 months of continued medical coverage at active employee rates. All of the aforementioned severance benefits are contingent upon the respective executive’s execution of a general release of claims against the Company. Under the agreements, Messrs. Gulling, Olafson and Winterbottom will be subject to non-competition and non-solicitation covenants for a period of 12 months following termination of employment (24 months if the termination occurs following a change in control of the Company).

Termination and Change in Control Benefits under 2012 and 2017 Equity Incentive Plans

All awards under the 2012 Equity Plan and the 2017 Equity Plan then held by the participant will become fully vested immediately if (1) such plans and their respective award agreements are not fully assumed in a change in control, or (2) such plans and their respective award agreements are fully assumed in the change in control and the participant is terminated by the Company or a subsidiary without cause or the participant resigns for good reason.

Further, under the 2012 Equity Plan and the 2017 Equity Plan, all restricted stock units generally will become fully vested upon the participant’s termination of service due to the participant’s disability or death. In the event that the participant retires (as defined under each plan), the outstanding restricted stock units will continue to vest as scheduled provided that the participant gives at least six months’ notice (with respect to awards under the 2012 Equity Plan), signs a release and waiver, and does not compete with the Company.

Termination under Deferred Compensation Plan

In the event of a change in control of the Company or the participant’s separation from service due to death or disability, amounts deferred by a participant will be distributed in a lump sum, and Company contributions, if any, will be distributed in accordance with the participant’s elections.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Steven K. Gaer, Michael J. Gerdin and Sean P. McMurray. No Compensation Committee members have been officers or employees of the Company or West Bank. No executive officer served as a director or member of the compensation committee of any other entity whose executive officers served as a member of our Board or a member of the Compensation Committee.

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Proposal 2. Approve the 2019 Compensation of the Company’s Named Executive Officers.

Section 14A of the Exchange Act requires the Company to conduct an advisory stockholder vote to approve the compensation of named executive officers. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to endorse or not endorse the Company’s pay program for its named executive officers. We currently hold our say-on-pay vote every year. The Company is requesting stockholder approval, on an advisory basis, of the compensation of the Company’s named executive officers for 2019 as listed in the Summary Compensation Table, appearing in the “Executive Compensation” section in this proxy statement, and as described in more detail in this proxy statement. The Company believes that its executive compensation programs, as explained in the “Executive Compensation” section of this proxy statement, are straightforward and reasonable. As explained, the general objectives of, and important factors for, the Company’s executive compensation program include significant emphasis on the long-term success of the Company through long-term performance of its executives. Stockholders are urged to carefully read the “Executive Compensation” section of this proxy statement, as well as the Summary Compensation Table and narrative disclosures that describe the compensation of our named executive officers in 2019. The Board has previously approved the 2019 compensation.

The following resolution is submitted for stockholder approval:

“RESOLVED, that West Bancorporation, Inc.’s stockholders approve, on an advisory basis, its executive compensation as described in the section captioned ‘Executive Compensation’ and the tabular disclosure regarding named executive officer compensation contained in the West Bancorporation Inc. proxy statement dated February 27, 2020.”

Approval of this resolution requires that the number of votes cast “for” the proposal exceed the number of votes cast “against” such proposal. In tabulating the votes, abstentions and broker non-votes will be disregarded and have no effect on the outcome of the vote. While this say-on-pay vote is required, as provided in Section 14A of the Exchange Act, it is not binding on the Board and may not be construed as overruling any decision by the Board. However, the Compensation Committee will take into account the outcome of the votes when considering future compensation arrangements.

The Board recommends a vote “FOR” approval of the 2019 compensation of the named executive officers. Properly executed proxies on the accompanying proxy card will be voted “FOR” approval of the 2019 compensation of the named executive officers unless contrary instructions are given.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

Proposal 3. Ratify the Appointment of Independent Registered Public Accounting Firm.

The Audit Committee of the Board has reappointed RSM US LLP (“RSM”), independent certified public accountants, as the Company’s independent registered public accounting firm for the year ending December 31, 2020.  RSM will conduct the annual audit of the Company and its subsidiary for 2020.  RSM has served as the Company’s independent registered public accounting firm since 1998. In support of the reappointment of RSM as the Company’s independent registered public accounting firm, the Audit Committee considered the following factors:

•	The firm’s independence, objectivity and professional skepticism;

•	The firm’s compliance with the SEC requirement to rotate the lead engagement partner and concurring review partner every five years;

•	Quality of services provided;

•	Quality of communication and interaction with the firm;

•	A review of the firm’s most recent Public Company Accounting Oversight Board (“PCAOB”) inspection report; and

•	Audit and non-audit fees.

The Company is asking its stockholders to ratify the appointment of RSM as the Company’s independent registered public accounting firm for 2020.  A description of the fees for services rendered by RSM for 2019 and 2018 and a description of the Company’s policy regarding the approval of independent registered public accountants’ fees are set forth below.

In the event the stockholders fail to ratify the appointment, the Audit Committee will consider this factor when making any future determination regarding RSM.  Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its stockholders.

Ratification of the appointment of RSM requires that the number of votes cast “for” the proposal exceed the number of votes cast “against” such proposal. In tabulating the votes, abstentions and broker non-votes will be disregarded and have no effect on the outcome of the vote.

A representative from RSM will be present at the Annual Meeting.  The representative will have the opportunity to make a statement and will be available to respond to appropriate questions from stockholders.

The Board recommends a vote “FOR” the ratification of the appointment of RSM as our independent registered public accounting firm for the year ending December 31, 2020. Properly executed proxies on the accompanying proxy card will be voted “FOR” the ratification of the appointment of RSM as the independent registered public accounting firm for the year ending December 31, 2020, unless contrary instructions are given.

Audit Fees

During the period covering the fiscal years ended December 31, 2019 and 2018, RSM performed the professional services listed in the following table.

	2019	2018
Audit fees (1)	$293,941	$294,720
Audit-related fees (2)	27,900	26,850
Tax fees (3)	6,752	7,870
All other fees (4)	49,426	-
Total	$378,019	$329,440

(1)
Audit fees represent fees for professional services provided for the audit of the Company’s annual financial statements, review of the Company’s quarterly financial statements in connection with the filing of current and periodic reports, and reporting on internal controls in accordance with Section 404 of the Sarbanes-Oxley Act.

(2)	Audit-related fees represent fees for professional services provided for the audit of the Company’s 401(k) retirement plan.

(3)	Tax fees represent fees for professional services related to tax compliance, which included review of tax returns and advice on certain tax issues.

(4)	All other fees represent fees for information technology services in 2019.

The Audit Committee considered whether the non-audit services provided to the Company by RSM are compatible with maintaining RSM’s independence and concluded that the independence of RSM is not compromised by the provision of such services. The Audit Committee pre-approves all audit services and permitted non-audit services, including the fees and terms of those services, to be performed for the Company by its independent registered public accounting firm prior to engagement.

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Audit Committee Report

The incorporation by reference of this proxy statement into any document filed with the SEC by the Company shall not be deemed to include the following report unless such report is specifically stated to be incorporated by reference into such document.

The Audit Committee hereby states as follows:

•	It has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2019, with management;

•	It has discussed with the independent auditors the matters required to be discussed by the applicable requirements of the PCAOB and the SEC;

•
It has received the written disclosures and the letter from our independent auditor, RSM, required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence and has discussed with the independent auditor the independent auditor’s independence, qualifications and performance;

•
At each of its meetings, it has met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

•	It has reviewed and approved or ratified all related-party transactions between the Company and its directors;

•
Based on the review and discussions referred to above, it recommended to the Board that the audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2019, for filing with the SEC;

•	The Board has reviewed and approved the Audit Committee Charter;

•	It has discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits; and

•	It has selected RSM, independent registered public accounting firm, as the principal accountant for 2020.

The undersigned members of the Audit Committee have submitted this report.

Steven T. Schuler, Chair
David R. Milligan
James W. Noyce
Therese M. Vaughan

GENERAL MATTERS

Certain Relationships and Related Transactions

Certain directors of the Company have direct and indirect material interests in loans made by West Bank. All the loans were made in West Bank’s ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with other persons not related to West Bank or the Company, and did not involve more than the normal risk of collectability or present other unfavorable features. None of the loans have been classified as nonaccrual, past due, troubled debt restructured or potential problem loans. The Board considered these loans when reviewing the independence of its directors and determined that such loans did not prevent the relevant directors from being able to serve as independent directors.

The Audit Committee’s charter requires the Audit Committee to review and approve all related-party transactions that must be disclosed.  All transactions between the Company or its subsidiaries and any related person, including loans made by West Bank involving $120,000 or more, are reviewed to determine whether all material facts of the transaction are known to the Audit Committee, the transaction complies with known legal requirements, and the transaction is fair to the Company and West Bank.  The Audit Committee completed the required review of the fiscal year 2019 related-party transactions, and all transactions were approved and ratified.

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2021 Stockholder Proposals

In order for a proposal from a stockholder to be eligible for inclusion in the Company’s proxy statement and proxy card relating to the 2021 annual meeting of stockholders, the proposal must be received by the Company by October 30, 2020.  However, if the date of the 2021 annual meeting is changed by more than 30 days from April 23, 2021, the proposal must be received a reasonable time before the Company begins to print and send its proxy materials for the 2021 annual meeting in order to be eligible for inclusion in the Company’s proxy statement and proxy card. Upon timely receipt of any such proposal, the Company will determine whether to include such proposal in the proxy statement and proxy card in accordance with applicable SEC regulations governing stockholder proposals and the solicitation of proxies.

In order for a stockholder to propose other business to be considered at the 2021annual meeting (but not included in the Company’s proxy statement) the stockholder must deliver written notice of the proposed business to the Company prior to January 13, 2021, which is 45 days prior to the first anniversary date of the proxy statement mailing date for the preceding year’s annual meeting.  The notice must contain the information required by the Company’s bylaws.

Stockholders wishing to recommend names of individuals for possible nomination to the Board may do so according to the following procedures:

1.	Submit the recommendation to Ms. Jensen no later than October 30, 2020, which is 120 days prior to the anniversary of this year’s proxy mailing date.

2.	Prove the person making the recommendation is a Company stockholder who owns shares with a market value of at least $2,000 at the time the submission is provided.

3.	If the person being recommended is aware of the submission, he or she must sign a statement so indicating.

4.	If the person being recommended is not aware of the submission, the submitter must explain why.

5.	Additional requirements as described in Article III, section 15 of the Company’s Amended and Restated Bylaws.

The written submission must be mailed or hand delivered to:

Ms. Alice A. Jensen
Corporate Secretary
West Bancorporation, Inc.
1601 22nd Street
West Des Moines, Iowa 50266

Stockholder Communications

It is the general policy of the Board that management speaks for the Company.  To the extent stockholders wish to communicate with a Company representative, they may do so by contacting Douglas Gulling, Executive Vice President, Treasurer and Chief Financial Officer, 1601 22nd Street, West Des Moines, Iowa 50266.  Mr. Gulling may be reached by telephone at 515-222-2300 or by email at dgulling@westbankstrong.com.

The Company has a process for stockholders to send communications to the Board or any of its individual members.  Any stockholder wishing to communicate with one or more Board members should address a written communication to Mr. Gulling at one of the addresses noted above.  Mr. Gulling will forward all appropriate stockholder communications to the full Board or its individual members as appropriate. Mr. Gulling will generally not forward communications that are primarily commercial in nature or related to an improper or irrelevant topic.

Form 10-K

The Company has included a copy of its annual report on Form 10-K for the year ended December 31, 2019, as filed with the SEC, with this proxy statement.  A request for an additional copy should be directed to Alice A. Jensen, Corporate Secretary, West Bancorporation, Inc., 1601 22nd Street, West Des Moines, Iowa 50266 or by calling 515-222-2300. The Company’s Form 10-K is also available on the SEC’s website at www.sec.gov, and through a link at the Investor Relations, SEC Filings, Documents section of the Company’s website (www.westbankstrong.com).

Proxy Statement Table of Contents

Delivery of Documents to Stockholders Sharing an Address

In some instances, only one annual report or proxy statement is being delivered to two or more stockholders who share an address.  The Company will promptly deliver additional copies of its proxy statement, summary annual report, and the annual report on Form 10-K to any stockholder who makes such a request.  Any stockholder who wishes to receive separate copies of these documents in the future may notify Alice A. Jensen, Corporate Secretary, at 1601 22nd Street, West Des Moines, Iowa 50266, or by calling 515-222-2300.  Alternatively, any stockholders sharing an address who are receiving multiple copies of these documents may also notify Ms. Jensen to request delivery of only one copy.

By Order of the Board of Directors,

/s/ Alice A. Jensen

Alice A. Jensen
Vice President and Corporate Secretary
West Bancorporation, Inc.
February 27, 2020

Proxy Statement Table of Contents

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of Meeting, Proxy Statement, Proxy Card, Annual Report and Form 10-K are available at
www.snl.com/irw/docs/1021570

WEST BANCORPORATION, INC.
Annual Meeting of Stockholders
April 23, 2020 4:00 PM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints James W. Noyce and David D. Nelson, or either of them, the undersigned’s attorneys and proxies, with full power of substitution, to vote all shares of common stock of West Bancorporation, Inc. which the undersigned is entitled to vote as of the record date, February 14, 2020, as fully as the undersigned could do if personally present, at the Annual Meeting of Stockholders of said corporation to be held in the David L. Miller Conference Center at the headquarters of the Company, located at 1601 22nd Street, West Des Moines, Iowa, on Thursday, April 23, 2020, at 4:00 p.m. Central time, and any and all adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on the reverse side

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VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern time the day before the meeting date.
Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m.
Eastern time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,
Edgewood, NY 11717.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WEST BANCORPORATION, INC.				For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
				All	All	Except

The Board of Directors recommends you vote FOR ALL the following:				☐	☐	☐

1.	Election of Directors
Nominees:
01	Patrick J. Donovan	02	Steven K. Gaer	03	Michael J. Gerdin		04	Sean P. McMurray
05	David R. Milligan	06	George D. Milligan	07	David D. Nelson		08	James W. Noyce
09	Lou Ann Sandburg	10	Steven T. Schuler	11	Therese M. Vaughan		12	Philip Jason Worth

The Board of Directors recommends that you vote FOR proposals 2 and 3.									For	Against	Abstain

2.	To approve, on a nonbinding basis, the 2019 compensation of the named executive officers disclosed in the proxy statement.								☐	☐	☐
3.	To ratify the appointment of RSM US LLP as the Company’s independent registered public accounting firm for 2020.								☐	☐	☐

Such other business as may properly come before the meeting or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s).

If this proxy is signed and dated but no direction is given for a particular matter, this proxy will be voted (1) FOR THE ELECTION OF ALL OF THE NOMINEES LISTED IN PROPOSAL 1; (2) FOR THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS IN PROPOSAL 2; (3) FOR THE RATIFICATION OF THE APPOINTMENT OF RSM US LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2020 IN PROPOSAL 3; AND IN THE DISCRETION OF THE NAMED PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]				Date		Signature (Joint Owners)				Date